Exhibit 99.1
Portions of Proxy Statement
Filed April 4, 2008
CORPORATE GOVERNANCE

Corporate Governance Practices

The Board and management of Fannie Mae continually monitor the latest developments in corporate governance, as well as the most recent laws, rules, and regulations so that the Company adopts the latest and best corporate governance practices. Some examples of our practices include:

•	structuring the Board so that all but one of our directors (our Chief Executive Officer) are independent;

•	separating the roles of Chairman and Chief Executive Officer;

•	establishing stock ownership requirements for our senior executives and stock ownership guidelines for our non-management directors; and

•	adopting majority vote standards for elections of directors.

We continue to evaluate legal and regulatory requirements and emerging best practices and will adopt them as appropriate.

Our corporate governance materials, including our Corporate Governance Guidelines (“Guidelines”), Codes of Conduct, and Board committee charters are available on our Web site at www.fanniemae.com, under “Corporate Governance.” These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies our Guidelines, committee charters, and key practices as warranted.

Codes of Conduct

We have a Code of Conduct and all of our employees, including our officers, are required to read and certify their compliance with the Code of Conduct annually. Our employee Code of Conduct includes the code of ethics for chief executive officers and senior financial officers that is described in the Sarbanes-Oxley Act of 2002 and provided for in the implementing regulations of the Securities and Exchange Commission (“SEC”). We also have a Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors. Directors are required to read and certify their compliance with this code annually.

We will post on our Web site any change to or waiver from the employee Code of Conduct for any of our executive officers and any change to or waiver from the Code of Conduct and Conflict of Interests Policy for Members of the Board of Directors for any of our directors.

Director Independence

We believe that a central component of good corporate governance is having a Board that is composed of a substantial majority of directors who are independent from management. The Board of Directors has adopted standards for director independence that meet, and in some respects exceed, those of the NYSE.

Even if no relationship or transaction exists that would disqualify a director from being “independent” under these standards, the Board does not consider a director to be “independent” unless the Board affirmatively makes a determination that the director has no material relationship with Fannie Mae, either directly or through an organization that has a material relationship with us. A relationship is “material” if, in the judgment of the Board, it would interfere with the director’s independent judgment. In addition, under the NYSE’s listing requirements for audit committees, members of a company’s audit committee must meet additional, heightened independence criteria. Our own independence standards, which are included in our Guidelines, require all of our independent directors to meet these more rigorous criteria.

The independence standards for our directors, which are included in the Guidelines, are set forth below.

Employment.  A director will not be considered independent if, within the preceding five years:

•	the director was employed by us; or

•	an immediate family member of the director was employed by us as an executive officer;

Auditor Affiliation.  A director will not be considered independent if:

•	the director is a current partner or employee of our outside auditor, or within the preceding five years, was (but is no longer) a partner or employee of our outside auditor and personally worked on our audit within that time; or

•	an immediate family member of the director is a current partner of our outside auditor, or is a current employee of our outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or within the preceding five years, was (but is no longer) a partner or employee of our outside auditor and personally worked on our audit within that time.

Compensation Committee Interlocks.  A director will not be considered independent if, within the preceding five years:

•	the director was employed by a company other than Fannie Mae at a time when any of our current executive officers was a member of that company’s compensation committee; or

•	an immediate family member of the director was employed as an officer by a company other than Fannie Mae at a time when any of our current executive officers was a member of that company’s compensation committee.

Compensation.  A director will not be considered independent if, within the preceding five years:

•	the director received any compensation from us, directly or indirectly, other than fees for service as a director; or

•	an immediate family member of the director received any compensation from us, directly or indirectly, other than compensation received for service as a non-executive employee of our company.

Business Relationships.  A director will not be considered independent if:

•	the director is a current executive officer, employee, controlling shareholder, or partner of an entity that does or did business with us if, within the preceding five years, we made payments to, or received payments from, that entity, and, in any single fiscal year, those payments exceeded $1,000,000 or 2% of the entity’s consolidated gross annual revenues, whichever is greater; or

•	an immediate family member of the director is a current executive officer of a corporation or other entity that does or did business with us if, within the preceding five years, we made payments to, or received payments from, the entity that, in any single fiscal year were in excess of $1,000,000 or 2% of the entity’s consolidated gross annual revenues, whichever is greater.

Charitable Contributions.  A director will not be considered independent if the director or the director’s spouse is an executive officer, employee, director, or trustee of a nonprofit organization to which we or the Fannie Mae Foundation makes or has made contributions within the preceding three years that, in a single year, were in excess of 5% of the organization’s consolidated gross annual revenues, or $100,000, whichever is less. Amounts contributed under our matching gifts program are not included in the contributions calculated for purposes of this standard.

Our independence standards also provide that, after considering the relevant facts and circumstances, our Board may determine in its judgment that a director is independent (in other words, the director has no relationship with us that would interfere with the director’s independent judgment), even though the director does not meet the standards listed above, as long as the determination of independence is consistent with the NYSE definition of “independence.” If neither our Guidelines nor the NYSE independence requirements address a particular relationship, the determination of whether the relationship is material, and whether a director is independent, will be made by our Board, based upon the recommendation of the Nominating and Corporate Governance Committee.

Our Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, has reviewed the independence of all current Board members under the listing standards of the NYSE, and the standards of independence adopted by the Board contained in our Guidelines, as outlined above. Based on its review, the Board has affirmatively determined that all of our independent directors meet the director independence standards of our Guidelines and the NYSE, and that each of the following 11 directors is independent: Stephen B. Ashley, the non-executive Chairman, Dennis R. Beresford, Louis J. Freeh, Brenda J. Gaines, Karen N. Horn, Bridget A. Macaskill, Leslie Rahl, John C. Sites, Jr., Greg C. Smith, H. Patrick Swygert, and John K. Wulff.

In determining the independence of each of our Board members, the Board of Directors considered the following relationships in addition to those addressed by the standards contained in our Guidelines as set forth above:

•	Our payments of substantially less than $1,000,000, pursuant to our bylaws and indemnification obligations, of legal fees to a law firm with which Ms. Rahl’s husband is a partner, as a result of the law firm’s representation of Ms. Rahl in connection with various lawsuits and regulatory investigations arising from Ms. Rahl’s service on our Board;

•	Mr. Sites’ role as a partner of a financial institution that could in the future invest in mortgage businesses or mortgages;

•	Contributions totaling less than $100,000 in each of 2005, 2006, and 2007 by us and/or the Fannie Mae Foundation to Howard University, where Mr. Swygert serves as President, and to the Smithsonian Institution, with which Mr. Swygert is affiliated; and

•	Mr. Wulff’s service as an independent director of Moody’s Corporation, which provides specific research and investor services to us, and for which we make payments of substantially less than 2% of Moody’s and our consolidated gross annual revenues.

Mr. Mudd is not considered an independent director under the Guidelines because of his position as our Chief Executive Officer.

Executive Sessions

Our non-management directors meet regularly in executive session without management present. Time for an executive session is reserved at every regularly scheduled Board meeting. Stephen B. Ashley, in his capacity as Chairman of the Board, presides over these sessions. During 2007, our non-management directors met 12 times in executive session.

Certain Transactions and Relationships

Policies and Procedures Relating to Transactions with Related Persons.  We review relationships and transactions in which we are a participant and in which any of our directors or executive officers, or an immediate family member of either, has an interest to determine whether any of those persons has a material interest in the relationship or transaction. Our current written policies and procedures for review, approval, or ratification of relationships or transactions with related persons are set forth in our:

•	Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors;

•	Board of Directors’ delegation of authorities and reservation of powers;

•	Code of Conduct for employees;

•	Conflict of Interest Policy and Conflict of Interest Procedure for employees; and

•	Employment of Relatives Practice.

Our Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors prohibits our directors from engaging in any conduct or activity that is inconsistent with our best interests. It requires each of our directors to excuse himself or herself from voting on any issue before the Board that could result in a conflict, self-dealing, or other circumstance wherein his or her position as a director would be detrimental to us or result in a non-competitive, favored, or unfair advantage to either the director or the director’s associates. In addition, our directors must disclose to the Chair of the Nominating and Corporate Governance Committee,

or another member of the committee, any situation that involves or appears to involve a conflict of interest. This includes, for example, any financial interest of a director, an immediate family member of a director, or a business associate of a director in any transaction being considered by the Board, as well as any financial interest a director may have in an organization doing business with us.

Our Board’s delegation of authorities and reservation of powers requires the Nominating and Corporate Governance Committee of the Board of Directors to review and approve any transaction with any current director, director nominee, or executive officer or any immediate family member of a current director, director nominee, or executive officer, that is required to be disclosed under the SEC rules as a related party transaction.

Our Code of Conduct for employees requires that we and our employees seek to avoid any actual or apparent conflict between our business interests and the personal interests of our employees or their relatives or associates. An employee who knows or suspects a violation of our Code of Conduct must raise the issue with the employee’s manager, another appropriate member of management, a member of our Human Resources division, or our Compliance and Ethics division.

Under our Conflict of Interest Policy and Conflict of Interest Procedure for employees, an employee who has a potential conflict of interest must request review and approval of the conflict. Conflicts requiring review and approval include situations where the employee or a close relative of the employee has (1) a financial interest worth more than $100,000 in an entity that does business, seeks to do business, or competes with us or (2) a financial interest worth more than $10,000 in such an entity combined with the ability to control or influence our relationship with the entity. In accordance with its charter, our Nominating and Corporate Governance Committee, in the case of potential conflicts involving our Chief Executive Officer, Chief Business Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer, General Counsel, Chief Audit Executive, or Chief Compliance Officer, must determine whether a conflict exists, any required steps to address the conflict, and whether or not to grant a waiver of the conflict under our Conflict of Interest Policy. In the case of conflicts involving other executive officers, our Chief Executive Officer makes the determination.

Our Employment of Relatives Practice prohibits, among other things, situations where an employee would exercise influence, control, or authority over the employee’s relative’s areas of responsibility or terms of employment, including but not limited to job responsibilities, performance ratings, or compensation. Employees have an obligation to disclose the existence of any relation to another current employee prior to applying for any position or engaging in any other work situation that may give rise to prohibited influence, control, or authority.

We require our directors and executive officers, not less than annually, to describe to us any situation involving a transaction with us in which a director or executive officer could potentially have a personal interest that would require disclosure under the SEC rules as a related party transaction.

Transactions with 5% Shareholders.  Citigroup Inc. (“Citigroup”) beneficially owned more than 5% of the outstanding shares of our common stock during 2007. During 2007, we engaged in securities and other financial instrument transactions in the ordinary course of business with Citigroup and its affiliates. We have extensive, multi-billion dollar relationships with Citigroup. During 2007, Citigroup and/or its affiliates engaged in some or all of the following types of transactions and activities: distributing our debt securities as a dealer; committing to sell or buy mortgage-related securities or mortgage loans as a dealer; delivering mortgage loans to us for purchase by our mortgage portfolio or for securitization into Fannie Mae mortgage-backed securities; issuing investments held in our liquid investment portfolio; and acting as a derivatives counterparty or a counterparty involved in other financial instrument or investment transactions with us.

Alliance Capital Management L.P. and AllianceBernstein L.P. may have beneficially owned more than 5% of the outstanding shares of our common stock during 2007, through their management of shares reported as beneficially owned by AXA and its related entities. Until November 2007, a majority of the assets in the Fannie Mae Retirement Plan were managed by Alliance Capital Management L.P. and AllianceBernstein L.P.

These transactions with our 5% shareholders did not require review, approval, or ratification under any of our policies and procedures relating to transactions with related persons. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties.

Transactions with The Duberstein Group.  Kenneth Duberstein, a former director of Fannie Mae, is Chairman and Chief Executive Officer and a stockholder of The Duberstein Group, Inc., an independent strategic planning and consulting firm that has provided services to us since 1991. The Duberstein Group previously provided us consulting services related to legislative and regulatory issues, and associated matters. Under that agreement, the firm provided services on an annual fixed-fee basis of $375,000. We entered into a new agreement with the Duberstein Group in June 2007 under which the firm provides us consulting services related to industry and trade issues. Under our new agreement, we pay an annual fixed fee of $400,000. The fees we paid to The Duberstein Group in 2007 are included in the “2007 Non-Employee Director Compensation Table” under “Proposal 1: Election of Directors—Directors’ Compensation.”

Our entry into a new agreement with The Duberstein Group in 2007 was not considered by the Chair of our Nominating and Corporate Governance Committee, nor did it require approval by our Nominating and Corporate Governance Committee under our Board’s delegation of authorities and reservation of powers because, at the time we entered into the new agreement, Mr. Duberstein was no longer a Fannie Mae director. Our relationship with Mr. Duberstein’s firm under our previous agreement was disclosed to the Chair of our Nominating and Corporate Governance Committee in 2006 but did not require approval by our Nominating and Corporate Governance Committee under our Board’s delegation of authorities and reservation of powers because they had not yet been implemented.

Employment Relationships.  Barbara Spector, the sister of Robert J. Levin, who is our Chief Business Officer, is a non-officer employee in our Technology division. The Technology division does not report, nor has it ever reported, to Mr. Levin. From January 1, 2007 through February 29, 2008, we paid or awarded Ms. Spector approximately $158,000 in salary and cash bonuses for her services during that period. She also receives benefits under our compensation and benefit plans that are generally available to our employees, including our retirement plan.

Rebecca Senhauser, the wife of William Senhauser, our Chief Compliance Officer, served as a Senior Vice President in our Housing and Community Development division until July 31, 2007. The Housing and Community Development division never reported to Mr. Senhauser. Mr. and Ms. Senhauser recused themselves from any matters that might have directly and significantly affected the other, including compensation and performance evaluation matters. For her services from January 1, 2007 through July 31, 2007, we paid or awarded Ms. Senhauser approximately $209,000 in salary. In November 2007 and January 2008, Ms. Senhauser also received an aggregate of 3,965 shares under our performance share program, or PSP, for the unpaid three-year cycles that ended on December 31, 2005 and December 31, 2006. Ms. Senhauser received benefits under our compensation and benefit plans that are generally available to our employees, including our retirement plan. As a member of senior management, she also received benefits under our compensation and benefit plans available to senior officers, including participation in the Supplemental Pension Plan and 2003 Supplemental Pension Plan and participation in our elective deferred compensation plan. In July 2007, Ms. Senhauser entered into a separation agreement with us under our management severance program. Under the terms of her separation agreement, Ms. Senhauser received early payment of approximately $154,000 in previously awarded but unpaid cash bonuses and gave up approximately $158,000 in previously awarded but unpaid cash bonuses as a result of her termination of employment. In addition, she became entitled to early vesting of 8,125 shares of restricted stock and payment of 1,439 shares of common stock under our PSP; she forfeited 8,439 shares of restricted stock. Pursuant to her separation agreement, Ms. Senhauser also received a cash bonus of $226,111 for 2007 under our annual incentive plan, based on corporate performance and prorated for her seven months of service during 2007. Under her separation agreement, Ms. Senhauser also received a severance payment of approximately $396,000, accelerated vesting of options to purchase 4,770 shares of our common stock, medical coverage worth up to an estimated $21,000 and up to $18,000 in outplacement services.

Other than the terms of Ms. Senhauser’s separation agreement, which were approved by the Board’s Nominating and Corporate Governance Committee, our employment relationship with and compensation of

Mr. Levin’s sister and Mr. Senhauser’s wife did not require review or approval under any of our policies and procedures relating to transactions with related persons.

Communications with Directors

Interested parties wishing to communicate any concerns or questions about the company to the non- executive Chairman of the Board or to our non-management directors as a group may do so by electronic mail addressed to “board@fanniemae.com,” or by U.S. mail addressed to Fannie Mae Directors, c/o Office of the Corporate Secretary, Fannie Mae, Mail Stop 1H 2S/05, 3900 Wisconsin Avenue NW, Washington, DC 20016-2892. Communications may be addressed to a specific director or directors, or to our independent directors as a group.

The Office of the Corporate Secretary is responsible for processing all communications to a director or directors. Communications that are commercial solicitations, ordinary course customer inquiries or complaints, incoherent, or obscene, will not be forwarded to the Board.

STOCK OWNERSHIP

Beneficial Ownership Table

The following table shows the beneficial ownership of our common stock by each of our current directors, director nominees, and certain executive officers, and all current directors, director nominees, and current executive officers as a group, as of March 21, 2008, unless otherwise indicated. As of that date, neither any director, director nominee, or executive officer, nor all directors, director nominees, and executive officers as a group, owned as much as 1% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)
		Stock Options
		Exercisable and
		Other Shares
	Common Stock	Obtainable	Total
	Beneficially	Within 60 Days	Common Stock
	Owned Excluding	of March 21,	Beneficially
Name and Position	Stock Options	2008(2)	Owned

Stephen B. Ashley(3)	21,747	25,000	46,747
Chairman of the Board of Directors
Dennis R. Beresford	4,719	0	4,719
Director
Robert T. Blakely(4)	87,531	0	87,531
Former Executive Vice President and Former Chief Financial Officer
Louis J. Freeh	0	0	0
Director
Brenda J. Gaines	487	0	487
Director
Karen N. Horn	1,172	0	1,172
Director
Robert J. Levin(5)	637,571	408,745	1,046,316
Executive Vice President and Chief Business Officer
Bridget A. Macaskill(6)	6,062	0	6,062
Director
Daniel H. Mudd(7)	690,376	597,156	1,287,532
President and Chief Executive Officer
Peter S. Niculescu(8)	241,123	192,344	433,467
Executive Vice President—Capital Markets
Leslie Rahl(9)	8,281	4,333	12,614
Director

	Amount and Nature of Beneficial Ownership(1)
		Stock Options
		Exercisable and
		Other Shares
	Common Stock	Obtainable	Total
	Beneficially	Within 60 Days	Common Stock
	Owned Excluding	of March 21,	Beneficially
Name and Position	Stock Options	2008(2)	Owned

John C. Sites, Jr.	5,500	0	5,500
Director
Greg C. Smith	1,612	499	2,111
Director
Stephen M. Swad(10)	182,655	0	182,655
Executive Vice President and Chief Financial Officer
H. Patrick Swygert	3,582	10,833	14,415
Director
Michael J. Williams(11)	369,371	276,201	645,572
Executive Vice President and Chief Operating Officer
John K. Wulff	11,887	1,500	13,387
Director
All Directors and executive officers as a group (23 persons)(12)	3,000,539	1,946,818	4,947,357

(1)	Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of common stock beneficially owned by each person and the percentage owned. Holders of restricted stock have no investment power but have sole voting power over the shares and, accordingly, these shares are included in this table. Because holders of shares through our Employee Stock Ownership Plan, or ESOP, have voting power over the shares, these shares are also included in this table. Additionally, although holders of shares through our ESOP have voting power through the power to direct the trustee of the plan to vote their shares, to the extent some holders do not provide any direction as to how to vote their shares, the plan trustee may vote those shares in the same proportion as the trustee votes the shares for which the trustee has received direction. Holders of shares through our ESOP have no investment power unless they are at least 55 years of age and have at least 10 years of participation in the ESOP. Holders of stock options have no investment or voting power over the shares issuable upon the exercise of the options until the options are exercised. Shares issuable upon the vesting of restricted stock units are not considered to be beneficially owned under applicable SEC rules and, accordingly, restricted stock units are not included in the amounts shown.

(2)	The shares included in this column are not currently outstanding but are issuable within 60 days of the Record Date and consist of shares issuable upon the exercise of outstanding stock options and other shares issuable within 60 days. These other shares consist of 70,797 shares issuable upon the exercise of outstanding stock options held by the spouse of one of our executive officers; and 1,346 shares of deferred stock held by Mr. Williams, which he could obtain within 60 days in certain circumstances.

(3)	Mr. Ashley’s shares include 1,200 shares held by his spouse.

(4)	Mr. Blakely retired from Fannie Mae in January 2008. Information about Mr. Blakely’s holdings is based on a Form 4 filed by Mr. Blakely on January 8, 2008 regarding his shares held as of January 4, 2008.

(5)	Mr. Levin’s shares consist of 317,396 shares held jointly with his spouse and 320,175 shares of restricted stock.

(6)	Ms. Macaskill’s shares include 5,000 shares held by a family trust of which she is a trustee.

(7)	Mr. Mudd’s shares include 129,819 shares held jointly with his spouse and 485,517 shares of restricted stock. Mr. Mudd must continue to hold a portion of his shares of common stock until his employment is terminated. This holding requirement applies to 31,334 shares, net of any shares withheld to pay withholding tax liability upon the vesting of 26,476 of these shares that have not yet vested.

(8)	Mr. Niculescu’s shares include 62,541 shares held jointly with his spouse, 243 shares held through our ESOP, and 135,693 shares of restricted stock.

(9)	Ms. Rahl’s shares include 200 shares held by her spouse.

(10)	Mr. Swad’s shares consist of 3,000 shares held jointly with his spouse, 153 shares held jointly with his brother and 179,502 shares of restricted stock.

(11)	Mr. Williams’ shares include 111,541 shares held jointly with his spouse, 700 shares held by his daughter, 903 shares held through our ESOP and 249,028 shares of restricted stock.

(12)	The amount of shares held by all directors and executive officers as a group includes 2,005,796 shares of restricted stock held by our directors and executive officers; 634,361 shares they hold jointly with others; 22,778 shares held by family members of our directors and executive officers; 4,777 shares held by our executive officers through our ESOP; and 735 shares held through our ESOP by an executive officer’s spouse. The shares in this table do not include 90,564 shares of restricted stock units over which the holder will not obtain voting rights or investment power until the restrictions lapse.

The following table shows information about the beneficial ownership of our common stock by each holder of more than 5% of our common stock as of December 31, 2007.

	Common Stock
5% Holders	Beneficially Owned	Percent of Class

Capital Research Global Investors(1)	117,477,960	12.0%
333 South Hope Street Los Angeles, CA 90071
Capital World Investors(2)	110,809,400	11.3%
333 South Hope Street Los Angeles, CA 90071

(1)	This information is based solely on information contained on a Schedule 13G filed with the SEC on January 10, 2008 by Capital Research Global Investors. According to the Schedule 13G, Capital Research Global Investors beneficially owned 117,477,960 shares of our common stock as of December 31, 2007, with sole voting power for 50,810,660 shares and sole dispositive power for all shares. Capital Research Global Investors’ shares include 1,790 shares from the assumed conversion of 1,790 shares of our convertible preferred stock.

(2)	This information is based solely on information contained on a Schedule 13G filed with the SEC on January 10, 2008 by Capital World Investors. According to the Schedule 13G, Capital World Investors beneficially owned 110,809,400 shares of our common stock as of December 31, 2007, with sole voting power for 11,648,760 shares and sole dispositive power for all shares. Capital World Investors’ shares include 2,040 shares from the assumed conversion of 2,040 shares of our convertible preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers file with the SEC reports on their ownership of our stock and on changes in their stock ownership. Based on a review of forms filed during 2007 or with respect to 2007 and on written representations from our directors and officers, we believe that all of our directors and officers filed all required reports and reported all transactions reportable during 2007, except that each of Mr. Kenneth Bacon, Ms. Linda Knight, Mr. Levin, Mr. Thomas Lund, Mr. Mudd, Mr. Niculescu, Mr. Senhauser, and Mr. Williams reported one transaction late in September 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to shares of common stock that may be issued under our existing equity compensation plans.

As of December 31, 2007
	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued upon	Weighted-Average	for Future Issuance
	Exercise	Exercise Price	under Equity
	of Outstanding	of Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights (#)	Rights ($)	First Column) (#)

Equity compensation plans approved by stockholders	17,508,316 (1)	$71.90 (2)	42,105,844 (3)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	17,508,316	$71.90	42,105,844

(1)	This amount includes outstanding stock options; restricted stock units; shares issuable upon the payout of deferred stock balances; and the maximum number of shares that may be issued pursuant to performance share program awards that have been made to members of senior management for which a payout determination has been made but for which the shares were not paid out as of December 31, 2007. Outstanding awards, options, and rights include grants under the Stock Compensation Plan of 1993 (“1993 Plan”), the Stock Compensation Plan of 2003 (“2003 Plan”), and the payout of shares deferred upon the settlement of awards made under the 1993 Plan and a prior plan.

(2)	The weighted average exercise price is calculated for the outstanding options and does not take into account restricted stock units, deferred shares, or the performance shares described in footnote (1).

(3)	This number of shares consists of 11,960,258 shares available under the 1985 Employee Stock Purchase Plan and 30,145,586 shares available under the 2003 Plan that may be issued as restricted stock, stock bonuses, stock options, or in settlement of restricted stock units, performance share program awards, stock appreciation rights or other stock-based awards. No more than 1,433,784 of the shares issuable under the 2003 Plan may be issued as restricted stock or restricted stock units vesting in full in fewer than three years, performance shares with a performance period of less than one year, or bonus shares subject to similar vesting provisions or performance periods.

Name and Age	Position, Principal Occupation, Business Experience and Directorships

Stephen B. Ashley, 68 Director of Fannie Mae since May 1995 and Chairman of Board since December 2004
Chairman and Chief Executive Officer
The Ashley Group
• Chairman and Chief Executive Officer of The Ashley Group, a group of commercial and multifamily real estate, brokerage and investment companies—1995 to present

• Chairman and Chief Executive Officer of Sibley Mortgage Corporation, a commercial, multifamily and single-family mortgage banking firm, and Sibley Real Estate Services, Inc.—1991 to 1995

• Other Directorships: Manning & Napier Fund, Inc. (Member, Audit Committee)

• Other Activities: Mortgage Bankers Association of America (past president)

Dennis R. Beresford, 69 Director of Fannie Mae since May 2006
Ernst & Young Executive Professor of Accounting
J.M. Tull School of Accounting, Terry College of Business, University of Georgia
• Ernst & Young Executive Professor of Accounting, J.M. Tull School of Accounting, Terry College of Business, University of Georgia—1997 to present

• Chairman of the Financial Accounting Standards Board, or FASB, the designated organization in the private sector for establishing standards of financial accounting and reporting in the U.S.—1987 to 1997

• Ernst & Young LLP (including ten years as a Senior Partner and National Director of Accounting)—1961 to 1986

• Other Directorships: Kimberly-Clark Corporation (Chair, Audit Committee); Legg Mason, Inc. (Chair, Audit Committee)

• Other Activities: Member, SEC Advisory Committee on Improvements to Financial Reporting; certified public accountant

Louis J. Freeh, 58 Director of Fannie Mae since May 2007
Managing Partner
Freeh Group International, LLC
• Managing Partner of Freeh Group International, LLC, a practice of former federal judges and former senior FBI leaders who provide legal, governance, investigative, litigation, and risk management services— January 2006 to present

• General Counsel, Corporate Secretary and Ethics Officer of MBNA Corporation, as well as Vice Chairman of MBNA America Bank N.A.—2001 to January 2006

• Director of the Federal Bureau of Investigation (FBI)—1993 to 2001

• U.S. District Judge—Southern District of New York—1991 to 1993

• Other Directorships: Bristol-Myers Squibb Company (Member, Audit Committee, and Member, Directors and Corporate Governance Committee)

Brenda J. Gaines, 58 Director of Fannie Mae since September 2006
Retired
• Diners Club North America, a subsidiary of Citigroup (President and Chief Executive Officer from October 2002 until her retirement in April 2004; President—February 1999 to September 2002; and Various other positions—1988 to February 1999)

• Deputy Chief of Staff for the Mayor of the City of Chicago—1985 to 1987

• Chicago Commissioner of Housing—1983 to 1985

• Other Directorships: Office Depot (Chair, Audit Committee, and Member, Corporate Governance and Nominating Committee); NICOR, Inc. (Member, Corporate Governance Committee); Tenet Healthcare Corporation (Member, Audit Committee, and Member, Compensation Committee)

Karen N. Horn, Ph.D., 64 Director of Fannie Mae since September 2006
Senior Managing Director
Brock Capital Group LLC
• Senior Managing Director of Brock Capital Group LLC, an advisory and investment firm—2003 to present

• Managing Director, Private Client Services of Marsh Inc., a subsidiary of Marsh & McLennan Companies—1999 until retirement in 2003

• Senior Managing Director and Head of International Private Banking of Bankers Trust Company—1996 to 1999

• Chairman and Chief Executive Officer of BankOne, Cleveland—1987 to 1996

• President of Federal Reserve Bank of Cleveland—1982 to 1987

• Other Directorships: Eli Lilly and Company (Chair, Compensation Committee, and Member, Directors and Corporate Governance Committee); Simon Property Group, Inc. (Chair, Governance Committee, and Member, Compensation Committee); all T. Rowe Price funds and trusts (Chair, Audit Committee); Norfolk Southern Corporation (Member, Governance and Nominating Committee, and Member, Finance Committee)

• Other Activities: Vice Chairman of U.S. Russia Investment Fund (a presidential appointment)

Bridget A. Macaskill, 59 Director of Fannie Mae since December 2005
Principal
BAM Consulting LLC
• Principal of BAM Consulting LLC, an independent financial services consulting firm, which she founded—2003 to present

• Oppenheimer Funds, Inc. (Chairman of the Board—2000 to 2001), (Chief Executive Officer—1995 to 2001), (President—1991 to 2000)

• Other Directorships: Prudential plc (Chair, Remuneration Committee and Member, Nomination Committee); Scottish & Newcastle plc. (Member, Remuneration Committee and Member, Treasury Committee)

• Trusteeships: College Retirement Equities Fund (CREF); the TIAA-CREF Funds

Daniel H. Mudd, 49 Director of Fannie Mae since February 2000	President and Chief Executive Officer
Fannie Mae

• Fannie Mae (President and Chief Executive Officer—June 2005 to present), (Vice Chairman of Board of Directors and interim Chief Executive Officer—December 2004 to June 2005), (Vice Chairman and Chief Operating Officer—February 2000 to December 2004)

• Fannie Mae Foundation (Chairman of the Board since June 2005), (Interim Chairman of the Board—December 2004 to June 2005), (Vice Chairman—September 2003 to December 2004).

• President and Chief Executive Officer of GE Capital, Japan, a diversified financial services company and a wholly owned subsidiary of the General Electric Company from April 1999 to February 2000

• President of GE Capital, Asia Pacific—May 1996 to June 1999

• Other Directorships: Fortress Investment Group LLC (Chair, Nominating, Corporate Governance, and Conflicts Committee); Homes for Working Families

Leslie Rahl, 57 Director of Fannie Mae since February 2004
President
Capital Market Risk Advisors, Inc.
• President and Founder of Capital Market Risk Advisors, Inc., a financial advisory firm specializing in risk management, hedge funds and capital market strategy, from 1994 to present

• Citibank (Various positions—1972 to 1991, including nine years as Division Head, Derivatives Group—North America)

• Other Directorships: Canadian Imperial Bank of Commerce (CIBC) (Member, Risk Management Committee); the International Association of Financial Engineers; the Fischer Black Memorial Foundation

• Other Activities: International Swaps Dealers Association (former director)

John C. Sites, Jr., 56 Director of Fannie Mae since October 2007
General Partner
Wexford Capital, LLC
General Partner
Rock Creek Partners II, Ltd
• Wexford Capital, LLC, an SEC registered investment advisor (General Partner—January 2008 to present), (Consultant—September 2006 to December 2007)

• General Partner of Rock Creek Partners II, Ltd, a private equity fund of Rock Creek Capital Advisors, an investment and advisory firm, from October 1997 to present

• General Partner of Daystar Special Situations Fund, a private equity fund, from January 1996 to August 2006

• Bear, Stearns and Co. (Various positions—1981 to 1995, including Executive Vice President & Member of the Board of Directors)

Greg C. Smith, 56 Director of Fannie Mae since April 2005
Principal
Greg C. Smith LLC
• Principal of Greg C. Smith LLC, a consulting firm with experience in financial service, automotive, and environmental markets, which he founded—June 2007 to present

• Ford Motor Company (Vice Chairman—October 2005 until retirement in March 2006), (Executive Vice President and President, The Americas,—2004 to 2005), (Group Vice President—2002 to 2004)

• Ford Motor Credit Company (Chairman and Chief Executive Officer—2002 to 2004), (Chief Operating Officer—2001 to 2002), (President, Ford Credit North America—1997 to 2001)

• Other Directorships: Penske Corp (Member, Compensation Committee); Solutia Inc. (Member, Governance Committee, and Member, Audit and Finance Committee)

• Other Activities: American Financial Services Association (former Chairman)

H. Patrick Swygert, 65 Director of Fannie Mae since January 2000
President
Howard University
• President of Howard University—1995 to present. Mr. Swygert has announced that he will retire as President of Howard University in June 2008.

• Other Directorships: Hartford Financial Services Group, Inc. (Chairman, Nominating and Corporate Governance Committee; Member, Compensation and Personnel Committee; Member, Executive Committee); United Technologies Corporation (Member, Audit Committee, and Member, Committee on Nominations & Governance)

• Other Activities: Central Intelligence Agency External Advisory Board (member)

John K. Wulff, 59 Director of Fannie Mae since December 2004
Chairman of the Board
Hercules Incorporated
• Hercules Incorporated, a manufacturer and supplier of specialty chemical products (Chairman of the Board—December 2003 to present), (Director—July 2003 to December 2003), (Interim Chairman—October 2003 to December 2003)

• Financial Accounting Standards Board (FASB) (member) from July 2001 until June 2003

• Chief Financial Officer of Union Carbide Corporation, a chemicals and polymers company from 1996 until 2001

• Other Directorships: Hercules Incorporated (Chairman of the Board); Sunoco, Inc. (Member, Audit Committee, and Member, Public Affairs Committee); Celanese Corporation (Chair, Compensation Committee); Moody’s Corporation (Chair, Audit Committee and Member, Governance and Compensation Committee)

Meetings of the Board of Directors

The Board of Directors met 22 times during 2007. During 2007, each of our current directors attended at least 75% of the total number of meetings of the Board of Directors and Board committees on which he or she served. We have a policy that all directors are expected to attend the annual meeting of shareholders in person. All 12 directors remaining in office after Fannie Mae’s 2007 annual meeting of shareholders were in attendance at the meeting, except that Ms. Gaines was not in attendance due to a family medical emergency.

Committees of the Board of Directors

The standing committees of the Board are:

•	Audit Committee;

•	Compensation Committee;

•	Compliance Committee;

•	Executive Committee;

•	Housing and Community Finance Committee;

•	Nominating and Corporate Governance Committee;

•	Risk Policy and Capital Committee; and

•	Technology and Operations Committee.

All of the committees (other than the Executive Committee) consist entirely of independent directors. In addition, these committees are governed by written charters, copies of which are posted on our Web site, www.fanniemae.com, under “Corporate Governance,” and are available in print free of charge to any shareholder upon request.

The Audit Committee oversees:

•	our accounting, reporting, and financial practices, including the integrity of our financial statements and internal control over financial reporting;

•	our compliance with legal and regulatory requirements (in coordination with the Compliance Committee);

•	the qualifications and independence of our outside auditors; and

•	the performance of our internal audit function and our outside auditor.

The Audit Committee met 18 times in 2007.

The Compensation Committee discharges the responsibilities of the Board relating to compensation of our executives and among other things:

•	oversees compensation policies and plans for officers and other management group employees and key compensation plans and benefit programs applicable to employees, to maintain adherence to our philosophy, competitive position, and obligations under the Charter Act;

•	makes recommendations to the Board with respect to our incentive-compensation plans and stock-based plans that are subject to Board approval;

•	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and recommends to the independent members of the Board the CEO’s compensation level based on this evaluation, consistent with our compensation philosophy;

•	recommends to the Board corporate goals for measurement of performance and approves the determination of achievement against those goals;

•	recommends to the Board the compensation of executive vice presidents, consistent with the corporation’s compensation philosophy; and

•	approves the compensation of senior vice presidents, consistent with the corporation’s compensation philosophy. With respect to the compensation of the Chief Audit Executive and Chief Compliance Officer, the Compensation Committee takes into account the recommendation of the Audit Committee and the Compliance Committee, respectively.

The Compensation Committee met 11 times in 2007.

The Compliance Committee both monitors and coordinates our compliance with the provisions of the Consent Order entered into between the Office of Federal Housing Enterprise Oversight (“OFHEO”) and Fannie Mae on May 23, 2006 (the “OFHEO Consent Order”), and oversees our compliance with legal and regulatory requirements. The Compliance Committee is also responsible under its charter for reviewing the employee Code of Conduct. The Compliance Committee met 6 times in 2007.

The Executive Committee has all the authority of the Board during the periods between Board meetings, except for certain specified powers listed in our bylaws. The Executive Committee did not meet in 2007.

The Housing and Community Finance Committee oversees our single-family mortgage, capital markets and housing and community development divisions, as well as the company’s contribution to affordable housing and community development. In addition, the Housing and Community Finance Committee monitors public policy surrounding housing issues. The Housing and Community Finance Committee met 5 times in 2007.

The Nominating and Corporate Governance Committee proposes to the Board prospective candidates for consideration as nominees for election by the shareholders as Fannie Mae directors, develops and recommends to the Board corporate governance guidelines, and plays a leadership role in shaping the corporation’s corporate governance. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and its committees, including evaluating the adequacy and appropriateness of the content, format and distribution of the written information, and evaluating reports and other material provided to the Board. The Nominating and Corporate Governance Committee is responsible for overseeing compliance with the Code of Conduct and Conflicts of Interest Policy for Members of the Board of Directors. The Nominating and Corporate Governance Committee is also responsible for recommending compensation for non-management directors on the Board to the Board of Directors and reviews non-management director compensation once a year. The Nominating and Corporate Governance Committee met 7 times in 2007.

The Risk Policy and Capital Committee assists the Board in overseeing our capital management and risk management, including overseeing the management of credit risk, market risk, liquidity risk, and operational risk. The Risk Policy and Capital Committee met 16 times in 2007.

The Technology and Operations Committee provides oversight of Fannie Mae’s technology and operations environment, including our infrastructure, organization, and key controls. The Technology and Operations Committee met 6 times in 2007.

The following table shows the current membership of each committee:

Board Committee
						Housing	Nominating	Risk	Technology
						and	and	Policy and	and
Board	Independent					Community	Corporate	Capital	Operations
Member	Director	Audit	Compensation	Compliance	Executive	Finance	Governance	Committee	Committee

Stephen B. Ashley	X	X	X	X	Chair	X	X	X	X
Dennis R. Beresford*	X	Chair			X			X
Louis J. Freeh	X		X	X		X
Brenda J. Gaines	X		X	Chair	X	X			X
Karen N. Horn*	X	X					X	X
Bridget A. Macaskill	X		Chair		X		X
Daniel H. Mudd					X
Leslie Rahl	X			X	X	X		Chair
John C. Sites, Jr.	X					X		X
Greg C. Smith*	X	X	X	X	X				Chair
H. Patrick Swygert	X				X	Chair	X	X
John K. Wulff*	X	X			X		Chair		X

*	The Board has determined that Mr. Beresford, Ms. Horn, Mr. Smith, and Mr. Wulff have the requisite experience to qualify as “audit committee financial experts” under the rules and regulations of the SEC and has designated them as such. They, along with Mr. Ashley, are independent as independence for audit committee members is defined under the NYSE listing standards.

Directors’ Compensation

In 2007, our non-management directors received cash compensation and restricted stock awards that vested during the year as described in more detail below. The Nominating and Corporate Governance Committee reviews non-management director compensation once a year and makes recommendations for compensation of our non-management directors to the Board. Our Board determines cash compensation, and has the authority to vary the amount of equity compensation. To be consistent with the compensation philosophy applicable to senior management, total compensation for non-management directors is targeted at the median of companies in our comparator group. Compensation for the directors is designed to be reasonable, appropriate, and commensurate with the duties and responsibilities of their Board service. The Board uses the executive compensation consulting firm of Semler Brossy Consulting Group to provide director compensation information and advice.

The total 2007 compensation for our non-management directors is shown in the table below. Mr. Mudd, who is our only director who is an employee of Fannie Mae, does not receive the benefits provided to our non-management directors other than those provided under the Matching Gifts Program, which is available to all of our employees, and those available under the Director’s Charitable Award Program.

2007 Non-Employee Director Compensation Table

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash ($)(1)	Awards ($)(2)	Awards ($)(3)	Compensation ($)(4)	Total ($)

Stephen B. Ashley	$500,000	$21,802	$17,732	$20,125	$559,659
Dennis R. Beresford	138,300	13,980	—	40,115	192,395
Kenneth M. Duberstein(5)	17,100	(26,090)	24,762	413,327	429,099
Louis J. Freeh	57,833	—	—	17,099	74,932
Brenda J. Gaines	109,567	20,317	—	20,209	150,093
Karen N. Horn	132,500	20,317	—	27,732	180,549
Bridget A. Macaskill	110,500	8,595	—	21,303	140,398
Joe K. Pickett(5)	119,500	21,802	17,732	15,889	174,923
Leslie Rahl	127,800	22,510	17,732	20,310	188,352
John C. Sites, Jr.	23,833	—	—	19,014	42,847
Greg C. Smith	136,300	32,926	2,491	20,209	191,926
H. Patrick Swygert	117,100	21,802	17,732	39,549	196,183
John K. Wulff	129,800	18,253	9,038	25,052	182,143

(1)	Mr. Duberstein, Ms. Rahl, and Mr. Swygert elected to defer all of their retainer and fees to later years.

(2)	No restricted stock was granted to our non-management directors during 2007. These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to 2007 for the fair value of restricted stock granted during 2006 and in prior years in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The value of the restricted stock awards is calculated as the average of the high and low trading price of our common stock on the date of grant. Mr. Duberstein resigned from our Board in February 2007 and, as a result, forfeited 650 shares of unvested restricted common stock. As of December 31, 2007, none of our non-management directors held shares of restricted stock because all restricted stock held by directors had vested by that date.

(3)	No director has received a stock option award since 2005. These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock option awards granted during 2005 and in prior years in accordance with SFAS 123R. For the assumptions used in calculating the value of these awards, see “Notes to Consolidated Financial Statements—Note 1, Summary of Significant Accounting Policies—Stock-Based Compensation,” in our annual report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, each of our directors held options to purchase the following number of shares of common stock, with exercise prices ranging from $54.370 to $79.218 per share and expiration dates ranging from February 15, 2008 to April 18, 2015: Mr. Ashley, 26,000 shares; Mr. Duberstein 4,000 shares; Mr. Pickett 28,000 shares; Ms. Rahl, 5,333 shares; Mr. Smith, 666 shares; Mr. Swygert, 11,833 shares; and Mr. Wulff, 2,000 shares. Mr. Beresford, Mr. Freeh, Ms. Gaines, Ms. Horn, Ms. Macaskill, and Mr. Sites have never been awarded Fannie Mae stock options.

(4)	“All Other Compensation” consists of our estimated incremental cost of providing Board members benefits under our Director’s Charitable Award Program, which is discussed in greater detail below. We estimate our incremental cost of providing this benefit for each director based on (1) the present value of our expected future payment of the benefit that became vested during 2007 and (2) the time value during 2007 of amounts vested for that director in prior years. We estimated the present values of our expected future payment based on the age and gender of our directors, the RP 2000 white collar mortality table projected to 2010, and a discount rate of approximately 5.5%. For Mr. Duberstein, our estimated cost for providing this benefit is $13,327 and we have also included in “All Other Compensation” $400,000 we paid to The Duberstein Group during 2007 for consulting services. This amount was paid to The Duberstein Group, not to Mr. Duberstein. Our transactions with The Duberstein Group are discussed more in “Corporate Governance—Certain Transactions and Relationships—Transactions with the Duberstein Group.” Amounts shown under “All Other Compensation” do not include gifts made by the Fannie Mae Foundation under its matching gifts program, under which gifts made by our employees and directors to 501(c)(3) charities were matched, up to an aggregate total of $10,000 in any calendar year. No amounts are included for this program because the matching gifts for 2007 were made by the Fannie Mae Foundation, not Fannie Mae. In addition, no amounts are included for a furnished apartment we lease near our corporate offices in Washington, DC for use by Mr. Ashley, the non-executive Chairman of our Board, when he is in town on company business. Provided that he reimburses us, Mr. Ashley is permitted to use the apartment up to twelve nights per year when he is in town but not on company business.

(5)	Mr. Duberstein resigned from our Board in February 2007. Mr. Pickett’s term on the Board of Directors expired at the 2007 annual meeting on December 14, 2007.

Cash Compensation.  During 2007, our non-management directors, with the exception of the non-executive Chairman of our Board, were paid a retainer at an annual rate of $35,000, plus $1,500 for attending each Board or Board committee meeting in person or by telephone. Committee chairs received an additional retainer at an annual rate of $10,000, plus an additional $500 for each committee meeting chaired in person and $300 for each telephonic committee meeting chaired.

In recognition of the substantial amount of time and effort necessary to fulfill the duties of non-executive Chairman of the Board during 2007, Mr. Ashley received an annual fee of $500,000.

Effective January 1, 2008, our non-management directors, with the exception of the non-executive Chairman of our Board, have been paid and will be paid a retainer at an annual rate of $100,000, and meeting fees have been eliminated. Committee chairs receive an additional retainer at an annual rate of $25,000 for the Audit Committee chair and $15,000 for all other committee chairs. Mr. Ashley’s annual fee remains $500,000. Our Board has the authority to change or otherwise vary the amount of cash compensation to non-management directors.

Restricted Stock Awards.  Prior to the amendment of the Fannie Mae Stock Compensation Plan of 2003 (the “2003 Plan”) in 2007, an award of restricted stock to non-management directors was scheduled to be made immediately following the 2006 annual meeting. The award was to have a fair market value of $75,000, and the shares were to vest on the day before each annual meeting at the rate of 25% each year. Directors who joined the Board before the next grant in 2010 were to receive a pro rata grant. In light of the restatement of our financial statements and its negative impact on Fannie Mae’s shareholders, the non-management directors voluntarily agreed in 2007 to forgo this grant of restricted stock. The 2003 Plan as amended reflects the voluntary elimination of this grant.

Under the 2003 Plan as amended by shareholders at the annual meeting of shareholders in 2007, each non-management director will receive an annual grant of restricted stock units immediately following the annual meeting of shareholders, beginning with the annual meeting of shareholders in 2008. The aggregate fair market value on the date of grant in 2008 will equal $135,000. The value of each annual grant in the future will continue to be $135,000, unless the Board determines, prior to the annual meeting of shareholders for that year, that it will use a different value. A non-management director who is newly appointed or elected after an annual meeting of shareholders will receive a grant of restricted stock units prorated based on the number of full calendar months between the annual meeting of shareholders that took place immediately prior to the director’s appointment or election and the date of the director’s appointment or election.

Restricted stock units generally may not be sold, transferred, or encumbered. The restricted stock units granted under the 2003 Plan as amended will vest in full on the day before the next annual meeting of shareholders, but in no event later than one year after the grant. Unvested restricted stock units are subject to forfeiture if a director ceases to be a director for any reason other than death or disability.

The Compensation Committee has the authority to grant additional restricted stock and restricted stock unit awards to non-management directors based on market compensation data or other information or circumstances.

In October 2003, we granted 2,600 shares of restricted common stock to each non-management director who was a member of the Board at that time, scheduled to vest in four equal annual installments beginning with the May 2004 annual meeting. We subsequently made pro rata grants to non-management directors who joined the Board after October 2003 and prior to the scheduled time of the last vesting in May 2007. The last tranche of these grants vested in December 2007 with the annual meeting. As a result, as of December 31, 2007, none of our non-management directors held unvested shares of our common stock.

Stock Option Awards.  Under the terms of the 2003 Plan prior to its amendment in 2007, each non-management director was granted an annual nonqualified stock option to purchase 4,000 shares of common stock immediately following the annual meeting of shareholders at the fair market value on the date of grant. In light of the restatement of our financial statements and its negative impact on Fannie Mae’s shareholders, the non-management directors voluntarily agreed in 2007 to forgo the grant of annual stock option awards that would have been made following the annual meetings in 2005 and 2006, had they occurred, and which were to be granted following the annual meeting in December 2007. In addition, under the 2003 Plan as amended, automatic annual option grants for future years have been discontinued.

The Compensation Committee has the authority to grant option awards to non-management directors as appropriate, based on market compensation data or other information or circumstances.

One-Time Supplemental Cash Retainer.  In January 2008, the Board awarded our non-management directors, including Mr. Ashley, a one-time supplemental cash retainer during the period from January to May 2008 in the amount of $56,250 in consideration of the transition to our new director compensation program. The amount of the one-time supplemental cash retainer is meant to be equivalent to the pro rata value of restricted stock units that would have vested under the new compensation program between January 2008 and May 2008 if an equity grant had been made under the program in January 2008. The Board’s independent compensation consultant concurred that the award was reasonable and appropriate.

Deferred Compensation.  Non-management directors may irrevocably elect to defer up to 100% of their annual retainer and all fees payable to them in their capacity as a member of the Board in any calendar year into the deferred compensation plan. Plan participants receive an investment return on the deferred funds as if the funds were invested in a hypothetical portfolio chosen by the participant from among the available investment options, which are described in more detail below under “Nonqualified Deferred Compensation—Elective Deferred Compensation Plans.” Prior to the deferral, plan participants must elect to receive the deferred funds either (1) in a lump sum, (2) in approximately equal annual installments, or (3) in an initial payment followed by approximately equal annual installments, with a maximum of 15 installments. Deferral elections generally must be made prior to the year in which the compensation otherwise would have been paid, and payments will be made as specified in the deferral election. Participants in the plan are unsecured creditors and are paid from our general assets.

Under the 2003 Plan as amended, non-management directors are also able to elect to convert their cash retainer to deferred shares. In addition, non-management directors are generally able to elect to defer receipt of their annual award of restricted stock units. In either case, dividend equivalents for the vested deferred shares are credited to the director’s account and reinvested in additional deferred shares. The deferred shares of common stock are paid to the director six months after the director ceases to be a director and separates from service on the Board.

Stock Ownership Guidelines for Directors.  Under our Guidelines in 2007, each non-management director was expected to own shares of our common stock (including restricted stock, restricted stock units, or deferred shares) that have a total value equal to at least five times the annual cash retainer for service as a member of our Board (in 2007, five times $35,000, or $175,000). Directors had five years from the time of election or appointment to reach the expected ownership level, excluding trading blackout periods we impose. Effective January 1, 2008, the cash retainer for each non-management director increased to an annual rate of $100,000. Therefore, directors have five years to increase the value of their common stock ownership from the current expected level of $175,000 to $500,000, excluding any company-wide blackout periods during which directors are prohibited from buying or selling Fannie Mae securities.

In addition, under our Guidelines, a non-management director may not sell or otherwise transfer shares of our common stock received pursuant to his or her service as a Board member (other than shares received in lieu of the director’s annual cash retainer) until the earlier of when the director has served on the Board for a period of five years or when he or she leaves the Board.

Fannie Mae Director’s Charitable Award Program.  In 1992, we established our Director’s Charitable Award Program. The purpose of the program is to acknowledge the service of our directors, recognize our own interest and that of our directors in supporting worthy institutions, and enhance our director benefit program to enable us to continue to attract and retain directors of the highest caliber. Under the program, we make donations upon the death of a director to up to five charitable organizations or educational institutions of the director’s choice. We donate $100,000 for every year of service by a director up to a maximum of $1,000,000. To be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization and must qualify to receive tax-deductible donations under the Internal Revenue Code of 1986. The program is generally funded by life insurance contracts on the lives of participating current and former directors. The Board of Directors may elect to amend, suspend, or terminate the program at any time.

Matching Gifts.  To further our support for charitable giving, non-employee directors are able to participate in our matching gifts program on the same terms as our employees.

Under this program, gifts made by employees and directors to 501(c)(3) charities are matched, up to an aggregate total of $10,000 in any calendar year, including up to $500 that may be matched on a 2-for-1 basis. Prior to 2008, matching gifts under the program were made by the Fannie Mae Foundation rather than Fannie Mae.

Other Expenses.  We also pay for or reimburse directors for out-of-pocket expenses incurred in connection with their service on the Board, including travel to and from our meetings, accommodations, meals, and training.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2007 was a challenging year for Fannie Mae. We were and continue to be in the midst of a significant disruption in the housing and mortgage markets, and like other participants in the U.S. residential mortgage market, we have experienced adverse effects from this market disruption. In particular, our financial performance was severely and adversely affected by the challenges of the housing market and the tightening credit environment, although we were successful in generally meeting or exceeding the expectations for our other 2007 corporate performance goals.

Due to our poor financial performance in 2007, the Board determined that our named executives’ total direct compensation (salary, annual cash bonus, and long-term incentive stock award) should generally reflect an overall decrease from their 2006 total direct compensation, while still rewarding our positive performance on our other important corporate goals. The Board’s 2007 compensation decisions for our named executives also took into account the importance of retaining our management team, which delivered leadership, performance, and continuity in very adverse market conditions. The principles that the Board applied in making compensation determinations for 2007 are discussed below under “How did we determine the amount of each element of 2007 cash and stock compensation?”

Our Named Executives for 2007

This Compensation Discussion and Analysis discusses the material elements of our compensation of our named executives for 2007, as identified below.

•	Daniel Mudd, President and Chief Executive Officer

•	Stephen Swad, Executive Vice President and Chief Financial Officer (Chief Financial Officer since August 2007)

•	Robert Blakely, former Executive Vice President (Chief Financial Officer until August 2007)

•	Robert Levin, Executive Vice President and Chief Business Officer

•	Peter Niculescu, Executive Vice President—Capital Markets

•	Michael Williams, Executive Vice President and Chief Operating Officer

What are the objectives of our compensation program?

Our compensation philosophy for named executives is that our compensation program should attract, retain, and reward the skilled talent needed to successfully manage a leading financial services company. In addition, the Charter Act requires that a significant portion of potential compensation must be based on our performance.

Consistent with our compensation philosophy and the Charter Act, our compensation program is designed to:

•	drive a “pay for performance” perspective that rewards company and individual performance, while supporting our mission to provide liquidity and stability in the secondary mortgage market and to help more families achieve homeownership;

•	promote a long-term focus and align management’s and shareholders’ interests by providing a greater portion of compensation that is stock-based for more senior members of management, including for our named executives;

•	foster compliance with legal and regulatory requirements; and

•	provide compensation that is straightforward and easy to understand.

How does comparability factor into our executive compensation decisions?

In accordance with our compensation philosophy, we maintain a comparator group, consisting of diversified financial services companies that we compete with for executive talent. In composing this group, primary consideration was given to the size, scope, and complexity of these companies and the business segments in which they operate. The members of the comparator group were initially identified by management’s outside executive compensation consultant, Johnson Associates, Inc., and were reviewed by the Compensation Committee’s independent executive compensation consultant, Semler Brossy Consulting Group. The composition of the comparator group was reviewed and approved by the Compensation Committee. We used the same comparator group in 2007 as we did in 2006.

The members of our comparator group for 2007 were:

Allstate	Countrywide	SunTrust Banks
American Express	Freddie Mac	U.S. Bancorp
American International Group	JP Morgan Chase	Wachovia
Bank of America	MetLife	Washington Mutual
Capital One	National City	Wells Fargo
Citigroup	Prudential

Our executive compensation philosophy provides that we should consider as a guideline the market median, or 50th percentile, of the total direct compensation paid at companies similar to us. While the market median is used as the guideline for total direct compensation, the Compensation Committee and Board have the authority to pay compensation as they deem appropriate for each named executive. In addition, our compensation must be consistent with the Charter Act, which requires that compensation of our executives be reasonable and comparable with the compensation of executives performing similar duties in similar businesses.

How do we use outside executive compensation consultants?

As described below, management has engaged Johnson Associates, Inc. to provide executive compensation consulting services, including providing market data for positions other than the chief executive officer. Semler Brossy Consulting Group, LLC provides compensation consulting services to the Board, including providing market data for the chief executive officer.

Johnson Associates, Inc.  With respect to our named executives other than Mr. Mudd, management instructed Johnson Associates to provide market data to assist us in making recommendations for 2007 compensation. Johnson Associated provided us with compensation data for our comparator group. In addition, to establish a comprehensive view of compensation, Johnson Associates provided published survey data from a nationally recognized compensation consulting firm and Johnson Associates’ proprietary client and market information. The published survey data consisted of aggregated compensation data from many companies, segregated by industry, size (as measured by revenue and/or assets), and job function. For the purpose of this Compensation Discussion and Analysis, “market data,” when used with respect to the named executives other than Mr. Mudd, collectively refers to such comparator group data, survey data, and proprietary information provided by Johnson Associates.

Johnson Associates also analyzed the comparability of our compensation practices for our management, including our named executives other than Mr. Mudd, by reviewing each job relative to the market data. In addition, Johnson Associates provided us with data and analyses in connection with the hiring of Mr. Swad and the hiring and promotions of other management employees.

Johnson Associates also provided advice regarding our compensation programs for 2008. Johnson Associates provided no other services to us for 2007.

Semler Brossy Consulting Group, LLC.  Under its charter, our Compensation Committee has the authority to retain advisors as it determines appropriate to assist it in the full performance of its functions. The Compensation Committee believes that the use of an independent consultant supports good corporate governance by allowing the Compensation Committee access to independent advice and recommendations regarding executive compensation. Guidance issued by our regulator, OFHEO, also supports the engagement of a compensation consultant that is independent of management. Our Compensation Committee uses Semler Brossy as its independent executive compensation consultant, and Semler Brossy reports directly to the Compensation Committee. Semler Brossy advised the Compensation Committee on all significant aspects of 2007 compensation and benefits for our named executives and other members of senior management, as requested, and certain changes to our long-term incentive awards and retirement benefits for 2008.

With respect to 2007 compensation, Semler Brossy provided the Compensation Committee with data from our comparator group for CEO compensation. For the purpose of this Compensation Discussion and Analysis, “market data,” when used with respect to Mr. Mudd, refers to CEO compensation data from our comparator group provided by Semler Brossy. Semler Brossy advised the Compensation Committee on the principal aspects of Mr. Mudd’s compensation based on market data, its assessment of best practices in compensation, and Mr. Mudd’s award history and outstanding equity awards. Semler Brossy also participated in discussions held by the Compensation Committee, and provided advice, with respect to setting the overall target percentages for 2007 cash bonuses and long-term incentive stock awards for the named executives and other members of management, and with respect to the Compensation Committee’s determination of recommendations for 2007 compensation for each named executive and other members of management. In connection with providing this advice, at the request of the Compensation Committee, Semler Brossy reviewed market data provided by Johnson Associates with regard to 2007 compensation.

In 2007, Semler Brossy also advised the Board’s Nominating and Corporate Governance Committee on the updated compensation structure for our non-management members of the Board that became effective in January 2008. Prior to making its recommendations to the Board, Semler Brossy provided the Nominating and Corporate Governance Committee with a review of director compensation practices, both among our comparator group and in the broad market. Semler Brossy provided no other services to us for 2007.

What were the elements of compensation for our named executives during 2007?

Compensation for our named executives for 2007 consisted of salaries, cash bonuses, long-term incentive stock awards, employee benefits, and perquisites. We provided this compensation mix in order to maintain a competitive compensation program and reinforce our corporate objectives. Salaries are determined at the beginning of the year or in connection with a new hire, while annual cash bonuses and long-term incentive stock awards are determined after the end of the year to which they relate.

Salaries, Cash Bonuses, and Long-Term Incentive Stock Awards.

•	Salaries. Salary is the base component of compensation and is intended to reflect each named executive’s level of responsibility and individual performance over time.

•	Cash Bonuses. Cash bonuses for 2007 rewarded each named executive based on our 2007 performance measured against pre-established corporate performance goals, as described under “How did we determine the amount of each element of 2007 cash and stock compensation?”

From time to time we also use sign-on bonuses or guaranteed first-year bonus minimums to recruit executives with critical skills. In 2007, Mr. Swad received $500,000 as a sign-on bonus in connection with his hire. In addition, we agreed that Mr. Swad’s cash bonus for 2007 under our Annual Incentive Plan would not be prorated based on his hire date in May 2007.

•	Long-Term Incentive Stock Awards. Long-term incentive stock awards are stock-based awards that vest over a period of years. We believe that providing a significant portion of senior management compensation, including compensation for our named executives, through long-term incentive stock awards based on our common stock and with a multi-year vesting schedule strengthens the alignment of long-term interests of our senior management with those of our other shareholders, reinforcing a shared interest in company performance.

From time to time we also use long-term incentive stock awards to recruit executives with critical skills. In 2007, Mr. Swad received a grant of 80,000 restricted shares in connection with his hire, a portion of which was awarded to compensate him for equity he forfeited when he left his prior employer to join us.

Employee Benefits.  Our employee benefits are a fundamental part of our compensation program, and serve as an important tool in recruiting and retaining executives.

•	Pension Benefits. Each of our named executives participates in our Executive Pension Plan, which was a standard part of our benefit package at the time each named executive became eligible. This plan is a nonqualified, defined benefit plan that supplements the pension benefits payable to the named executive under our tax-qualified pension plan, which is the “Retirement Plan,” discussed below under “Compensation Tables—Pension Benefits—Fannie Mae Retirement Plan.”

•	Other Employee Benefits and Plans. In general, named executives are eligible for employee benefits available to our employee population as a whole, including our medical insurance plans, 401(k) plan, and matching gifts program. Named executives also are eligible to participate in programs we make available only to management employees at varying levels, including our elective deferred compensation plan.

•	Severance Benefits. Our Chief Executive Officer and our Chief Business Officer are entitled to receive severance benefits under their agreements, dated November 15, 2005 and June 19, 1990, respectively. Our Chief Financial Officer is entitled to receive severance benefits if we terminate his employment prior to the end of 2008.

Perquisites.  In 2007, we provided our named executives limited perquisites not available to our general employee population, to the extent we believed they were appropriate for retaining and attracting named executives or based on the business needs of the named executives in the performance of their job responsibilities.

We evaluate our existing perquisites from time to time and eliminate any that are deemed no longer appropriate. We recently eliminated several perquisites, effective as of or before January 1, 2008, including reimbursement for financial counseling, use of company transportation for any non-business purposes without reimbursement to us, personal use of company-owned memberships at country clubs, excess liability insurance, and tax “gross-ups” for taxes due on excess liability insurance and life insurance that we provided to officers.

Mr. Mudd’s employment agreement provides that we will reimburse Mr. Mudd’s legal expenses incurred in connection with any subsequent negotiation, amendment, or discussion of his employment agreement. This perquisite was provided in connection with Mr. Mudd’s appointment as President and Chief Executive Officer in June 2005. In addition, Mr. Mudd, in his capacity as a director, participated in our Director’s Charitable Award Program in 2007 along with other members of our Board of Directors.

How did we determine the amount of each element of 2007 cash and stock compensation?

Overview of the Process for Determining 2007 Compensation.  The Board (or, in the case of Mr. Mudd, the independent members of the Board) determines compensation for our named executives, based on the recommendations of the Compensation Committee. In making recommendations to the Board for 2007 compensation, the Compensation Committee gave substantial consideration to our performance against our corporate goals in 2007.

In making recommendations to the Board for Mr. Mudd’s 2007 compensation, the Compensation Committee also reviewed an assessment of Mr. Mudd’s performance by the Chairman of the Board, a self-evaluation and year-end report to the Board by Mr. Mudd, and information provided by Semler Brossy with respect to CEO compensation in our comparator group. In making recommendations to the Board for 2007 compensation for our other named executives, the Compensation Committee also considered Mr. Mudd’s assessment of, and his compensation recommendations for, each of these executives, and reviewed the market data provided by Johnson Associates. The Compensation Committee reviewed the current compensation for each named executive as of the most recent year end, including the executive’s then current annual compensation, deferred compensation, the value of outstanding long-term incentive stock awards, and retirement benefits.

The following table shows amounts approved by the Board for base salaries that were paid to our named executives in 2007, and cash bonuses and long-term incentive stock awards that were paid or granted to the named executives for 2007 performance. The table also shows the total value of these components relative to amounts paid in 2006 or for 2006 performance and the percentage change. The table is not intended to replace the summary compensation table, required under applicable SEC rules, which is included below under “Compensation Tables—Summary Compensation Table.” The figures shown below represent the way in which the Compensation Committee and the Board viewed and considered our named executives’ compensation.

Compensation Paid or Granted for 2007

				Total of 2007	Total of 2006
				Base Salary,	Base Salary,
				Bonus and	Bonus and
		2007 Annual	2007 Long-Term	Long-Term	Long-Term
	Base Salary as	Incentive	Incentive	Incentive	Incentive	% Change
Named Executive	of 12/31/07(1)	Plan Bonus	Award(2)	Stock Award	Stock Award	from 2006

Daniel Mudd	$990,000	$2,227,500	$9,000,000	$12,217,500	$14,449,947	(15.4)%
Stephen Swad(3)	650,000	955,500	3,200,000	4,805,500	—	N/A
Robert Blakely(4)	663,000	1,113,840	—	1,776,840	5,239,936	N/A
Robert Levin	788,000	1,477,500	6,200,000	8,465,500	9,504,354	(10.9)
Peter Niculescu	585,000	889,199	2,625,000	4,099,199	4,408,982	(7.0)
Michael Williams	676,000	1,189,760	4,784,000	6,649,760	7,527,643	(11.7)

(1)	This amount represents salary as of December 31, 2007, and not amounts actually received by the named executives. For actual salary amounts received during 2007, see the summary compensation table included below under “Compensation Tables—Summary Compensation Table.”

(2)	These awards were paid in the form of restricted stock or restricted stock units based on the average of the high and low trading prices of our common stock, which was $32.16 on January 28, 2008, the date of grant, rounded down to the nearest share or unit. Amounts in this table represent the approximate value of the awards paid to each named executive in January 2008, and differ from the amounts shown in the summary compensation table, which represent the dollar amounts we recognized in 2007 from prior awards for financial statement reporting purposes.

(3)	This table does not include a sign-on bonus of $500,000 and a grant of 80,000 restricted shares paid in 2007 to Mr. Swad, because the bonus and award were paid solely in connection with his hire and as a result of negotiation. No information for 2006 is provided because Mr. Swad joined us in May 2007.

(4)	Mr. Blakely did not receive a long-term incentive stock award for 2007 because he retired in January 2008 and these awards are designed to provide incentives for future service.

We have analyzed below how each element of our named executives’ total direct compensation was determined in 2007 and how their salary was determined for 2008.

Analysis of Determination of Salaries

Salaries for Messrs. Mudd, Blakely, Levin, Williams, and Niculescu were increased in early 2007 based on their 2006 performance and market data on compensation paid for executives with similar roles and responsibilities. The salary for Mr. Swad was determined by the Board in connection with his hire in May 2007 based on market data, Mr. Swad’s compensation from his prior employer, and arms-length negotiation in recruiting him.

Consistent with our compensation philosophy that considers, as a guideline, the market median of total direct compensation paid at companies similar to us, Mr. Niculescu’s salary was increased to $625,950 in 2008. No other named executive received a salary increase for 2008.

Analysis of Determination of Cash Bonuses and Long-Term Incentive Stock Awards for 2007

Review of Our Performance Against the 2007 Corporate Performance Goals.  In February 2007, our Board established five categories of corporate performance goals under our Annual Incentive Plan, which focused on successfully operating the business while undertaking significant initiatives to address our financial reporting and compliance issues. The Compensation Committee reviewed our performance against these 2007 corporate performance goals to set the overall target percentage for cash bonuses and 2007 total direct compensation, as described below. We describe each of the five categories and the goals that comprise each category below.

•	Business Goals. Our business goals were to optimize our performance through the achievement of targets for new business, book growth, and economic returns and for the transformation of our information technology platforms that support our business.

•	Mission Goals. Our mission goals were to achieve our housing mission through the attainment of regulatory and minority housing goals. We are subject to housing goals and subgoals set by HUD, and, in addition, we established three self-imposed minority lending goals.

•	Financial Goals. Our Board established goals for us to complete and file our Forms 10-K for the year ended December 31, 2005 by August 2007 and for the year ended December 31, 2006 by the end of 2007, remediate all known significant deficiencies and material weaknesses, except disclosure controls, with no new material weaknesses, all while reducing administrative expenses relative to 2006. In addition, we had an overall financial performance goal that had no set quantitative targets.

•	Risk Management Goal. Our risk management goal was to detail and finalize risk tolerances for our business lines and ensure compliance with these risk policies and risk limits. The Board’s risk management goal charged us with defining, implementing, and complying with corporate risk limits, delivering a risk reporting framework, developing a methodology to evaluate economic capital, and completing validations of our new risk plan through various risk models.

•	Compliance and Culture Goals. These goals were to enforce a comprehensive compliance, ethics, and investigations program for legal and regulatory compliance, for constructive and professional engagement with our regulators, and to take tangible steps to accelerate culture change.

In evaluating our performance against the corporate performance goals, the Compensation Committee took into account management’s assessment of our performance as well as its own evaluation of our performance against these goals. The Compensation Committee did not have a pre-established formula for assigning a relative weight to any category or any goal within any category. Although we generally met or exceeded expectations for these goals in the aggregate, the Compensation Committee in reviewing our performance against these goals after year-end, determined that one goal, the overall financial performance goal, constituted the material goal in making annual compensation determinations, even though it was only one goal in one category during 2007. The overall financial performance goal had no set quantitative targets in light of the lack of current GAAP-compliant financial statements for recent periods at the time the goals were established and the volatility of various financial metrics. Except for the overall financial performance goal, the Compensation Committee and the Board did not consider any of the five categories of corporate performance goals more important than any other category nor did the Compensation Committee or the Board consider any goal within any single category to be material or give any more weight to such goal than to any other goal in completing their review.

With respect to the overall financial performance goal, in light of both the net loss we experienced in 2007 and the decline in our stock price, the Compensation Committee determined that we failed to meet expectations with regard to achieving this goal. The Board agreed with the determinations made by the Compensation Committee.

Principles Developed by the Compensation Committee.  As a result of its review of our 2007 corporate performance, the Compensation Committee developed and applied the principles set forth below in making recommendations for 2007 total direct compensation for our named executives. These principles were the primary factors in determining cash bonuses and long-term incentive stock awards for our named executives in addition to the overall target percentage for such bonuses and the overall guideline for such stock awards described below. Salaries for our named executives were not impacted because they had been paid in 2007.

•	Our named executives’ and other members of management’s total direct compensation for 2007 should reflect an overall decrease compared with 2006 due to our net loss and declining stock price in 2007, while still rewarding our otherwise positive performance and taking into account the importance of retaining our management team. No specific weight or formula was used to tie the decrease in compensation to the extent of our net loss or the decrease in stock price.

•	In determining individual awards, management with more senior positions should bear a higher level of responsibility for financial performance and, thus, should have a relatively higher level of decrease in their total direct compensation, as compared to management with less senior positions. Accordingly, the compensation for our executive vice presidents and above, including our named executives, generally should reflect a greater negative impact due to our overall financial performance than the compensation of senior vice presidents and below.

Overall Target Percentage Guideline for Cash Bonuses.  Our compensation philosophy provides that cash bonuses for management, including our named executives, are expected to be in the range of 50% to 150% of previously established targets, although the Board is not restricted to this range. As a result of the review of our 2007 corporate performance and in applying the principles above, the Compensation Committee determined that the overall target percentage for cash bonuses for all executive vice presidents and above, including the named executives, should be 80% of the targets previously established in February 2007. The Compensation Committee also determined that the overall target percentage for senior vice presidents and below should be 90% of the previously established targets, which was consistent with the Compensation Committee’s principle that management with more senior positions should bear a higher level of responsibility for financial performance. The Compensation Committee determined that the overall target percentage for executive vice presidents and above appropriately acknowledged the achievement of other corporate performance goals in the aggregate and, consistent with its principles, resulted in this group bearing a greater level of responsibility for the overall financial performance. The Compensation Committee evaluated the executive vice presidents and above as a team in setting the award percentage. However, the Compensation Committee expected that its final individual recommendations for each named executive might differ from the overall target percentage, primarily as a result of its review of the appropriateness of the actual dollar amounts in light of the principle that compensation for our named executives at the most senior level should reflect a greater negative impact.

Overall Guideline for Long-Term Incentive Stock Awards.  Long-term incentive stock awards were not subject to corporate performance goals in 2007, and therefore the targets previously established in February 2007 were not adjusted for this performance. The Compensation Committee determined that long-term incentive stock awards should be granted using a guideline of 100% of the previously established targets, in accordance with previous practice. The Compensation Committee decided not to make an exception to this approach in order to:

•	continue to align the interests of our named executives with shareholders through equity ownership, which reinforces a shared interest between our named executives and our other shareholders in company performance,

•	continue the Board’s general practice of having a higher proportion of senior management’s compensation be from equity compensation than the compensation of executives at companies similar to us, a practice that has resulted in our named executives experiencing the same decrease in the value of their previously granted equity compensation as that experienced by other shareholders due to the recent decline in our stock price,

•	positively recognize that while we are currently experiencing adverse effects from the significant disruption in the housing and mortgage markets, many of the actions being taken by management and the new business being conducted will provide a solid foundation for future performance and contribute to long-term shareholder value, and

•	provide retention incentives through the four-year vesting schedule for a management team that has delivered strong performance in very adverse market conditions.

Mr. Mudd did not have a pre-determined 2007 target for his long-term incentive stock award. The Compensation Committee used his actual 2006 long-term incentive stock award as a guideline for determining his 2007 award.

In considering the long-term incentive awards for our named executives, the Compensation Committee considered the appropriate level of decrease in total direct compensation compared with 2006, or, in the case of Mr. Swad who was not employed by us in 2006, the appropriate overall negative impact on his total direct compensation.

Determination for Mr. Mudd.  While taking into account the guideline for long-term incentive stock awards as described above, and consistent with the principle described above that management in the most senior positions should bear the greatest responsibility for our overall financial performance, Mr. Mudd, as our Chief Executive Officer, received 75% of his target cash bonus for 2007 and 90% of the dollar value of his 2006 long-term incentive stock award. As a result, Mr. Mudd’s 2007 total direct compensation decreased by 15.4% from his 2006 total direct compensation, the greatest percentage decline among the named executives who were employed by us in 2006 and remain employed in 2008.

Determinations for Each Named Executive other than Mr. Mudd.  While taking into account the guideline for long-term incentive stock awards as described above, and consistent with the principle described above that more senior positions should bear a higher level of responsibility for our overall financial performance, Messrs. Levin, Swad, and Williams, as the most senior officers, along with Mr. Mudd, experienced a higher level of decrease in their total direct compensation compared with 2006. As a result, Mr. Levin received 75% of his target cash bonus and 100% of his target long-term incentive stock award, which caused his 2007 total direct compensation to decrease by 10.9% compared with 2006. Mr. Williams received 80% of his target cash bonus and 104% of his target long-term incentive stock award, which caused his 2007 total direct compensation to decrease by 11.7% compared with 2006. As shown above in the table titled “Compensation Paid or Granted for 2007,” Mr. Williams and Mr. Levin had the second and third greatest percentage decline, respectively, after Mr. Mudd. While Mr. Swad was not employed by us in 2006, his 2007 total direct compensation was negatively impacted in that he received 70% of the previously established target for his cash bonus. The Compensation Committee determined this was appropriate because his 2007 bonus was not prorated based on his hire date in May 2007.

Consistent with the principles described above, the long-term incentive stock awards with respect to Messrs. Swad and Levin were awarded at 100% of the previously established targets. Messrs. Niculescu and Williams received long-term incentive stock awards in excess of the target because the decline in their total direct compensation would otherwise have been too great, but it was not appropriate to increase their cash bonuses. Retaining our senior management team was an important consideration in determining the long-term incentive awards.

The Compensation Committee determined that Mr. Blakely’s cash bonus was appropriate because of his position as a member of the senior management team during 2007. Mr. Blakely did not receive a long-term incentive stock award because of his retirement in January 2008.

Is there any regulatory oversight of our compensation process for our named executives?

Yes, our regulator, OFHEO, has a role in the compensation of our named executives and certain other officers identified by OFHEO. As long as the Fannie Mae Capital Restoration Plan is in effect, we must obtain OFHEO approval for non-salary compensation actions that relate to this group of executives. We have received the required approval from OFHEO for the 2007 cash bonuses and long-term incentive awards. In addition, OFHEO must approve any termination benefits we wish to offer to this group of executives. We also notify OFHEO of all compensation programs intended primarily for executives.

What are our stock ownership requirements?

We encourage our directors, officers, and other employees to own our common stock in order to align their interests with the interests of shareholders. We also require our officers above the level of vice president to own our common stock.

Our Chief Executive Officer is required to hold shares of our common stock with a value equal to five times his base salary, plus a portion of the stock he received as part of his long-term incentive stock award for 2006. Our other named executives are required to hold common stock with a value equal to three times base salary. Common stock held to meet the ownership requirements may be in the form of restricted stock, restricted stock units, or deferred shares. Our Chief Executive Officer and other named executives have five years from the time of appointment to reach the required ownership level.

In addition to our stock ownership requirements, all employees, including our named executives, are prohibited from purchasing and selling derivative securities related to our equity securities, including warrants, puts and calls, or from dealing in any derivative securities other than pursuant to our stock-based benefit plans.

What is our compensation recoupment policy?

Under the OFHEO Consent Order dated May 23, 2006, we have agreed that any future employment contracts with named executives will include an escrow of certain payments if OFHEO or any other agency has communicated allegations of misconduct concerning the named executive’s official duties at Fannie Mae, and OFHEO has directed us to escrow such funds. In addition, we have agreed to include appropriate provisions in future employment agreements to address terminations for cause and recovery of compensation paid to executives where there are proven allegations of misconduct. All future employment agreements with named executives will contain these provisions.

What written agreements do we have with our named executives that provide for continued employment?

On November 15, 2005, we entered into an employment agreement with Mr. Mudd, effective June 1, 2005 when he was appointed our President and Chief Executive Officer. We entered into a letter agreement with Mr. Levin, dated June 19, 1990, that provides for severance in connection with a termination without “cause.” In connection with our recruitment of Mr. Swad, we agreed to pay him severance benefits if we terminate his employment prior to the end of 2008 for reasons other than “cause.” The severance benefits provided under these agreements are described below under “Compensation Tables—Potential Payments Upon Termination or Change-in-Control.”

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Fannie Mae’s proxy statement for the 2008 annual meeting of shareholders, as filed with the Securities and Exchange Commission on Schedule 14A and incorporated by reference into the Company’s Form 10-K for the year ended December 31, 2007.

The Compensation Committee

Bridget A. Macaskill, Chair
Stephen B. Ashley
Louis J. Freeh
Brenda J. Gaines
Greg C. Smith

Compensation Tables

Summary Compensation Table for 2006 and 2007

The following table shows summary compensation information for 2006 and 2007 for the named executives.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(2)	($)(5)	($)(6)	($)

Daniel Mudd	2007	$986,923	—	$6,840,214	$576,492	$2,227,500	$863,749	$153,531	$11,648,409
President and Chief Executive	2006	950,000	—	4,799,057	962,112	3,500,000	932,958	136,072	11,280,199
Officer
Stephen Swad	2007	420,000	$500,000	920,741	—	955,500	190,915	37,747	3,024,903
Executive Vice President and Chief Financial Officer
Robert Blakely(7)	2007	636,500	—	3,299,361	—	1,113,840	190,479	163,895	5,404,075
Former Executive Vice President	2006	587,500	926,250	3,898,589	—	364,325	209,087	140,480	6,126,231
and Former Chief Financial Officer
Robert Levin	2007	785,077	—	3,884,783	546,654	1,477,500	203,174	70,545	6,967,733
Executive Vice President and	2006	750,000	—	2,477,097	883,442	2,087,250	307,078	70,710	6,575,577
Chief Business Officer
Peter Niculescu	2007	581,537	—	1,873,241	323,569	889,199	216,058	39,754	3,923,358
Executive Vice President—	2006	538,188	—	1,388,328	533,816	1,029,060	232,562	39,906	3,761,860
Capital Markets
Michael Williams	2007	697,164	—	2,916,660	404,434	1,189,760	359,279	55,418	5,622,715
Executive Vice President and	2006	650,000	—	1,808,182	701,446	1,630,200	371,753	69,482	5,231,063
Chief Operating Officer

(1)	“Salary” for Mr. Blakely in 2006 and 2007 includes $275,000 and $325,000, respectively, which he elected to defer to later years.

(2)	Except as otherwise noted, amounts reported in the “Bonus” column do not include amounts earned under our Annual Incentive Plan, which are shown in the “Non-Equity Incentive Plan Compensation” column. Except for deferred amounts noted below, amounts earned under our Annual Incentive Plan, as shown in the “Non-Equity Incentive Plan Compensation” column, were paid to our named executives in the fiscal year following the fiscal year in which they were earned by our named executives. “Bonus” for Mr. Swad consists of the sign-on bonus he received in connection with his joining us in 2007. For 2007, Mr. Swad was awarded a bonus of $955,500 under our Annual Incentive Plan, $100,000 of which he deferred to later years. For 2006, Mr. Blakely was awarded a total bonus of $1,290,575 under our Annual Incentive Plan, which he deferred to later years. Of this amount, we guaranteed him in connection with his joining us a minimum bonus of $926,250 for 2006, which we have reported in the “Bonus” column. For 2007, Mr. Blakely was awarded a total bonus of $1,113,840 under our Annual Incentive Plan, which he deferred to later years.

(3)	These amounts do not represent the value of stock awards received by the named executives for 2007 performance, which values are shown as of the date of the award above under “Compensation Discussion and Analysis—How did we determine the amount of each elements of 2007 cash and stock compensation?” These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to each of 2006 and 2007 for the fair value of restricted stock, restricted stock units, and performance shares granted during 2006 and 2007, as applicable, and in prior years in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. As a result of the Board’s decision to pay out awards under our Performance Share Program at 40% for the 2003-2005 performance cycle and at 47.5% for the 2004-2006 performance cycle, we reversed expenses for 2006 that we previously recorded in our financial statements based on our estimate that awards would be paid out at 50%. To the extent these expenses were recorded prior to 2006, the amounts above do not reflect the reversal of these expenses.

The SFAS 123R grant date fair value of restricted stock and restricted stock units is calculated as the average of the high and low trading price of our common stock on the date of grant. Because performance shares do not participate in dividends during the three-year performance cycle and include a cap on the market value to be paid equal to three times the grant date market value, the SFAS 123R grant date fair value of performance shares is calculated as the market value on date of grant, less the present value of expected dividends over the three-year performance period discounted at the risk-free rate, less the value of the three-times cap based on a Black-Scholes option pricing model.

(4)	No named executive has received a stock option award since January 2004. These amounts represent the dollar amounts we recognized for financial statement reporting purposes with respect to each year for the fair value of stock option awards granted in January 2004 and in prior years in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in calculating the value of these awards, see “Notes to Consolidated Financial Statements—Note 1, Summary of Significant Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	The reported amounts represent change in pension value. None of our named executives received above-market or preferential earnings on nonqualified deferred compensation.

(6)	The table below shows more information about the components of the “All Other Compensation” column for 2007. The Charitable Award Program amounts reflect a matching contribution program under which an employee who contributes at certain levels to the Fannie Mae Political Action Committee may direct that an equal amount, up to $5,000, be donated by us to charities chosen by the employee in the employee’s name. Mr. Mudd’s “Charitable Award Program” amount consists of $5,000 under this matching program plus $18,251 for our incremental cost relating to his participation in our charitable award program for directors, which is described below under “Director Compensation Information.” We calculated our incremental cost of each director’s participation in our charitable award program for directors based on (1) the present value of our expected future payment of the benefit that became vested during 2007, and (2) the time value during 2007 of amounts vested for that director in prior years. We estimated the present values of our expected future payment based on the age and gender of our directors, the RP 2000 white collar mortality table projected to 2010, and a discount rate of approximately 5.5%. Mr. Mudd’s “All Other Compensation” for 2007 includes our incremental cost of providing tax planning and financial counseling services, executive health program, and dining services. As of July 1, 2007, we no longer provide for payment of tax planning and financial counseling services. Our executives also have access to company drivers and vehicles, and to tickets for sporting events and concerts for personal use, for which they reimburse us our cost. In accordance with SEC rules, amounts shown under “All Other Compensation” do not include perquisites or personal benefits for a named executive that, in the aggregate, amount to less than $10,000. Amounts shown also do not include gifts made by the Fannie Mae Foundation under its matching gifts program, under which gifts made by our employees and directors to 501(c)(3) charities are matched, up to an aggregate total of $10,000 in any calendar year. No amounts are included for this program because, during 2007, the matching gifts were made by the Fannie Mae Foundation, not Fannie Mae.

          Components of “All Other Compensation” for 2007

		Universal	Universal	Excess	Excess
	401(k)	Life	Life	Liability	Liability
	Plan	Insurance	Insurance	Insurance	Insurance	Charitable
	Matching	Coverage	Tax	Coverage	Tax	Award	Included
Named Executive	Contributions	Premiums	Gross-up	Premiums	Gross-up	Programs	Perquisites

Daniel Mudd	$6,750	$58,650	$47,890	$975	$795	$23,251	$15,220
Stephen Swad	—	21,482	11,265	—	—	5,000	—
Robert Blakely	—	86,709	70,801	975	795	4,615	—
Robert Levin	6,750	31,715	25,326	975	779	5,000	—
Peter Niculescu	6,750	18,101	13,216	975	712	—	—
Michael Williams	6,750	23,304	18,610	975	779	5,000	—

(7)	Mr. Blakely retired in January 2008.

Grants of Plan-Based Awards in 2007

The following table shows grants of awards made under our Annual Incentive Plan and the 2003 Plan to the named executives during 2007.

			Estimated Possible	All Other	Grant Date
			Payouts Under	Stock Awards:	Fair Value
	Grant Date	Award	Non-Equity Incentive	Number of	of Stock
	for Equity	Approval	Plan Awards(2)	Shares of Stock	and Option
Named Executive	Awards(1)	Date(1)	Target ($)	or Units (#)(3)	Awards ($)(4)

Daniel Mudd	1/25/2007	1/25/2007		176,506	$9,999,947
			$2,970,000
Stephen Swad	5/2/2007	4/13/2007		80,000	4,730,000
			1,365,000
Robert Blakely	1/25/2007	1/25/2007		58,236	3,299,361
			1,392,300
Robert Levin	1/25/2007	1/25/2007		117,679	6,667,104
			1,970,000
Peter Niculescu	1/25/2007	1/25/2007		50,127	2,839,945
			1,111,499
Michael Williams	1/25/2007	1/25/2007		92,621	5,247,443
			1,487,200

(1)	The “Grant Date” column shows the grant date for equity awards determined for financial statement reporting purposes pursuant to SFAS 123R and reflects the date our Board approved the equity award or, in the case of Mr. Swad, his starting date with us.

(2)	The amounts shown are the target amounts established by our Board for 2007 performance under our Annual Incentive Plan. The amount paid to a named executive is based on our 2007 performance against pre-established corporate performance goals. Our Board and Compensation Committee also retain discretion to pay bonuses in amounts below or above the amount derived from measuring performance against corporate performance goals. Although it was expected that performance against corporate performance goals in 2007 would be in the range of 50% to 150% of target, the determination of corporate performance, and the potential size of awards, was not restricted to this range.

For 2007, the Board granted a cash bonus to Mr. Mudd of 75% of his target, to Mr. Swad of 70% of his target, to Mr. Blakely of 80% of his target, to Mr. Levin of 75% of his target, to Mr. Niculescu of 80% of his target and to Mr. Williams of 80% of his target. The amounts actually awarded for 2007 are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(3)	Consists of restricted stock or restricted stock units awarded under the 2003 Plan. The amounts shown for Messrs. Mudd, Levin, Niculescu, and Williams represent restricted stock that vests in four equal annual installments beginning in January 2008. One-half of the amount shown for Mr. Swad represents restricted stock that vests in four equal annual installments beginning in May 2008, and the remaining amount vests in three equal annual installments beginning in May 2008. As the holder of restricted stock the named executive has the rights and privileges of a shareholder as to the restricted stock, other than the ability to sell or otherwise transfer it, including the right to receive any dividends declared with respect to the stock and the right to provide instructions on how to vote.

For Mr. Blakely, the amounts shown are restricted stock units, which represent the right to receive a share of unrestricted common stock for each unit upon vesting. The grant of 58,236 units was scheduled to vest in four equal annual installments beginning in January 2008. Because he was already 65, Mr. Blakely’s restricted stock units vested fully upon his retirement in January 2008. As the holder of restricted stock units, Mr. Blakely received dividend equivalents on the units, but did not have the right to vote, sell or otherwise transfer the stock represented by the units until the restrictions lapsed and shares were issued.

(4)	The SFAS 123R grant date fair value of restricted stock and restricted stock unit awards is calculated as the average of the high and low trading price of our common stock on the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows outstanding stock option awards, unvested restricted stock, restricted stock unit awards, and performance share program awards held by the named executives as of December 31, 2007. The market value of stock awards shown in the table below is based on a per share price of $39.98, which was the closing market price of our common stock on December 31, 2007.

							Stock Awards(2)
									Market
			Option Awards(2)				Number of		Value of
			Number of	Number of			Shares or		Shares or
			Securities	Securities			Units of		Units of
			Underlying	Underlying	Option		Stock That		Stock That
		Grant Date or	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Award	Performance	Options (#)	Options (#)	Price	Expiration	Vested		Vested
Name	Type(1)	Period	Exercisable	Unexercisable	($)	Date	(#)		($)

Daniel Mudd	O	2/23/2000	114,855		$52.78	2/23/2010
	O	2/23/2000	116,710 (3)		52.78	1/18/2010
	O	11/21/2000	89,730		77.10	11/21/2010
	O	11/20/2001	87,194		80.95	11/20/2011
	O	1/21/2003	82,918		69.43	1/21/2013
	O	1/23/2004	79,311	26,438	78.32	1/23/2014
	RSU	3/10/2005					31,903	(4)	$1,275,482
	RS	11/15/2005					10,589	(5)	423,348
	RS	3/22/2006					109,931	(6)	4,395,041
	RS	1/25/2007					176,506		7,056,710
	PSP	1/1/2004 to
		12/31/2006					7,980	(7)	319,040

Stephen Swad	RS	5/2/2007					40,000	(4)	1,599,200
	RS	5/2/2007					40,000		1,599,200

Robert Blakely	RSU	1/30/2006					6,666	(4)	266,507
	RSU	3/22/2006					46,209	(6)	1,847,436
	RSU	1/25/2007					58,236		2,328,275

Robert Levin	O	11/17/1998	43,650		69.31	11/17/2008
	O	11/16/1999	47,300		71.50	11/16/2009
	O	1/18/2000	56,572 (3)		62.50	1/18/2010
	O	11/21/2000	43,430		77.10	11/21/2010
	O	11/20/2001	44,735		80.95	11/20/2011
	O	1/21/2003	72,445		69.43	1/21/2013
	O	1/23/2004	75,459	25,154	78.32	1/23/2014
	RS	1/23/2004					730		29,185
	RS	3/10/2005					18,050	(5)	721,639
	RS	3/22/2006					58,693	(6)	2,346,546
	RS	1/25/2007					117,679		4,704,806
	PSP	1/1/2004 to
		12/31/2006					7,592	(7)	303,528

Peter Niculescu	O	3/8/1999	16,000		70.72	3/6/2009
	O	11/16/1999	14,340		71.50	11/16/2009
	O	1/18/2000	24,804 (3)		62.50	1/18/2010
	O	11/21/2000	12,120		77.10	11/21/2010
	O	11/20/2001	13,150		80.95	11/20/2011
	O	1/21/2003	45,217		69.43	1/21/2013
	O	1/21/2003	7,288 (3)		69.43	1/18/2010
	O	1/23/2004	44,568	14,857	78.32	1/23/2014
	RS	3/10/2005					11,516	(4)	460,410
	RS	3/22/2006					24,711	(6)	987,946
	RS	1/25/2007					50,127		2,004,077
	PSP	1/1/2004 to
		12/31/2006					4,484	(7)	179,270

							Stock Awards(2)
								Market
			Option Awards(2)				Number of	Value of
			Number of	Number of			Shares or	Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying	Option		Stock That	Stock That
		Grant Date or	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Award	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested
Name	Type(1)	Period	Exercisable	Unexercisable	($)	Date	(#)	($)

Michael Williams	O	11/17/1998	11,390		$69.31	11/17/2008
	O	11/16/1999	12,290		71.50	11/16/2009
	O	1/18/2000	20,027 (3)		62.50	1/18/2010
	O	11/21/2000	35,610		77.10	11/21/2010
	O	1/16/2001	13,087 (3)		78.56	1/18/2010
	O	11/20/2001	44,735		80.95	11/20/2011
	O	1/21/2003	63,836		69.43	1/21/2013
	O	1/23/2004	55,410	18,470	78.32	1/23/2014
	RS	3/10/2005					12,671 (4)	$506,587
	RS	3/22/2006					46,209 (6)	1,847,436
	RS	1/25/2007					92,621	3,702,988
	PSP	1/1/2004 to
		12/31/2006					5,575 (7)	222,889

(1)	O indicates stock options; RS indicates restricted stock; RSU indicates restricted stock units; and PSP indicates performance share program awards.

(2)	Except as otherwise indicated, all awards of options, restricted stock, and restricted stock units listed in this table vest in four equal annual installments beginning on the first anniversary of the date of grant. Amounts reported in this table for restricted stock and restricted stock units represent only the unvested portion of awards. Amounts reported in this table for options represent only the unexercised portions of awards.

(3)	The stock options vested 100% on January 23, 2004.

(4)	The initial award amount vests in three equal annual installments beginning on the first anniversary of the date of grant.

(5)	The initial award amount vests in three equal annual installments beginning on March 10, 2006.

(6)	The initial award amount vests in four equal annual installments beginning on January 24, 2007. In connection with the stock awards with a grant date of March 22, 2006, each of our named executives other than Mr. Mudd also received a cash award payable in four equal annual installments beginning on January 24, 2007. As of December 31, 2007, the unpaid portions of our named executives’ cash awards were as follows: Mr. Blakely and Mr. Williams, $1,242,203; Mr. Levin, $1,577,813; and Mr. Niculescu, $664,290.

(7)	In September 2007, our Board made a final determination to pay awards under our performance share program, or PSP, for performance periods ending prior to 2007. The shares shown were paid out in January 2008.

Option Exercises and Stock Vested in 2007

The following table shows information regarding stock option exercises by and vesting of restricted stock and restricted stock unit awards held by the named executives during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired		Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)		on Vesting ($)(2)

Daniel Mudd	—	$—	36,643		$2,070,696
			10,589		583,322
			31,903		1,757,457
			19,418	(3)	1,012,260
Stephen Swad	—	—	—		—
Robert Blakely	—	—	15,402		870,367
			3,334		185,687
Robert Levin	46,110	519,715	—		—
			730		41,420
			19,564		1,105,562
			18,049		994,274
			17,586	(3)	916,758
Peter Niculescu	—	—	8,237		465,473
			11,516		634,388
			10,722	(3)	558,938
Michael Williams	11,920	134,353	—		—
			15,402		870,367
			12,671		698,014
			14,381	(3)	749,682

(1)	The value realized on exercise has been determined by multiplying the number of shares exercised by the difference between the fair market value of our common stock at the time of exercise and the per share exercise price of the options.

(2)	The value realized on vesting has been determined by multiplying the number of shares of stock or units by the fair market value of our common stock on the vesting date.

(3)	The reported amount is for payment under our performance share program for performance periods ending prior to 2007. These shares were paid in November 2007.

Pension Benefits

The table below sets forth information on the pension benefits for the named executives for 2007 under each of the pension plans described below. We have made certain changes to our pension benefits, effective for employees hired after December 31, 2007, which are described below.

Retirement Plan.  The Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, which we refer to as the Retirement Plan, provides benefits for those eligible employees, including the named executives, who are not covered by the federal Civil Service retirement law. Normal retirement benefits are computed on a single life basis using a formula based on final average annual earnings and years of credited service. Participants are fully vested when they complete five years of credited service. Since 1989, provisions of the Internal Revenue Code of 1986, as amended, have limited the amount of annual compensation that may be used for calculating pension benefits and the annual benefit that may be paid. For 2007, the statutory compensation and benefit caps were $225,000 and $180,000, respectively. Before 1989, some employees accrued benefits based on higher income levels. For employees who retire before age 65, benefits are reduced by stated percentages for each year that they are younger than 65.

Executive Pension Plan.  We adopted the Executive Pension Plan to supplement the benefits payable to key officers under the Retirement Plan. The Compensation Committee approves the participants in the Executive

Pension Plan, who include the named executives. The Board of Directors approves each participant’s pension goal, which is part of the formula that determines pension benefits. Payments under the Executive Pension Plan are reduced by any amounts payable under the Retirement Plan.

The maximum annual pension benefit (when combined with the Retirement Plan benefit) that would be payable to Mr. Mudd is 50% and to our other named executives is 40% of the named executive’s highest average covered compensation earned during any 36 consecutive months within the last 120 months of employment. Covered compensation generally is a participant’s average annual base salary, including deferred compensation, plus the participant’s other taxable compensation (excluding income or gain in connection with the exercise of stock options) earned for the relevant year, in an amount up to 150% of base salary for our Executive Vice Presidents and 200% of base salary for Mr. Mudd. As a result, Mr. Mudd’s maximum annual benefit under the Executive Pension Plan is 100% of his salary. The other named executives could receive a maximum annual benefit equal to 60% of salary. Effective for benefits earned on and after March 1, 2007, the only taxable compensation other than base salary considered for the purpose of calculating covered compensation is a participant’s annual incentive plan cash bonus.

Participants who retire before age 60 generally receive a reduced benefit. The benefit is reduced by 2% for each year between the year in which benefit payments begin and the year in which the participant turns 60. However, Mr. Mudd’s employment agreement provides that his benefit will be reduced by 3% for each year before he turns 60. A participant is not entitled to receive a pension benefit under the Executive Pension Plan until the participant has completed five years of service as a plan participant, at which point the pension benefit becomes 50% vested and continues vesting at the rate of 10% per year during the next five years. The benefit payment typically is a monthly amount equal to 1/12th of the participant’s annual retirement benefit payable during the lives of the participant and the participant’s surviving spouse. The benefit payment to the surviving spouse is subject to an actuarial adjustment for participants who joined the Executive Pension Plan on or after March 1, 2007. If a participant dies before receiving benefits under the Executive Pension Plan, generally his or her surviving spouse will be entitled to a death benefit that begins when the spouse reaches age 55, based on the participant’s pension benefit at the date of death.

Supplemental Pension Plans.  We adopted the Supplemental Pension Plan to provide supplemental retirement benefits to employees whose salary exceeds the statutory compensation cap applicable to the Retirement Plan or whose benefit under the Retirement Plan is limited by the statutory benefit cap applicable to the Retirement Plan. Separately, we adopted the 2003 Supplemental Pension Plan to provide additional benefits to our officers based on their annual cash bonuses, which are not taken into account under the Supplemental Pension Plan. Benefits under the supplemental pension plans vest at the same time as benefits under the Retirement Plan. For purposes of determining benefits under the 2003 Supplemental Pension Plan, the amount of an officer’s annual cash bonus taken into account is limited to 50% of the officer’s base salary. Benefits under the supplemental pension plans typically commence at the same time as benefits under the Retirement Plan. Officers who are eligible for the Executive Pension Plan will receive the greater of their Executive Pension Plan or combined Supplemental Pension Plan and 2003 Supplemental Pension Plan benefits.

The table below shows information about years of credited service and the present value of accumulated benefits for each named executive under each of our pension plans as of December 31, 2007. The Executive Pension Plan supplements the benefits payable to named executives under the Retirement Plan; amounts are shown for both of these plans in the table. Amounts are not shown for our supplemental pension plans, except for Mr. Blakely, because no benefits would be paid under these plans if a named executive’s benefit under the Executive Pension Plan, together with the named executive’s benefit under the Retirement Plan, exceeded his or her combined benefits under the supplemental plans and the Retirement Plan. At the time that most of our executives retire, the Executive Pension Plan will pay a greater benefit. As a result, we included only the values that would be payable under the Retirement Plan and the Executive Pension Plan. Because Mr. Blakely retired before 2011, when he would first have become entitled to receive benefits under the Executive Pension

Plan, his benefits are greater under our supplemental plans and, as a result, we have included values for Mr. Blakely under those plans rather than under our Executive Pension Plan.

Pension Benefits for 2007

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name of Executive	Plan Name	(#)(1)	($)(2)

Daniel Mudd(3)	Retirement Plan	8	$115,627
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	8	4,915,591
Stephen Swad	Retirement Plan	1	9,651
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	1	181,264
Robert Blakely(4)	Retirement Plan	2	86,196
	Supplemental Pension Plan	2	178,422
	2003 Supplemental Pension Plan	2	134,948
	Executive Pension Plan

Robert Levin	Retirement Plan	27	480,763
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	18	2,943,095
Peter Niculescu	Retirement Plan	9	121,883
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	5	833,993
Michael Williams	Retirement Plan	17	261,093
	Supplemental Pension Plan
	2003 Supplemental Pension Plan
	Executive Pension Plan	7	1,494,705

(1)	Mr. Levin, Mr. Niculescu, and Mr. Williams each have fewer years of credited service under the Executive Pension Plan than under the Retirement Plan because they worked at Fannie Mae prior to becoming participants in the Executive Pension Plan.

(2)	The present value has been calculated for the Executive Pension Plan assuming the named executives will remain in service until age 60, the normal retirement age under the Executive Pension Plan, and assuming the named executives will remain in service until age 65, the normal retirement age under the Retirement Plan. The values also assume that benefits under the Executive Pension Plan will be paid in the form of a monthly annuity for the life of the named executive and the named executive’s surviving spouse and benefits under the Retirement Plan will be paid in the form of a single life monthly annuity for the life of the named executive. The post-retirement mortality assumption is based on the RP 2000 white collar mortality table projected to 2010. For additional information regarding the calculation of present value and the assumptions underlying these amounts, see “Notes to Consolidated Financial Statements—Note 14, Employee Retirement Benefits,” of our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. Mudd’s employment agreement provides that if Mr. Mudd’s benefit payments are in the form of a joint and 100% survivor annuity, the payments will be actuarially reduced to reflect the joint life expectancy of Mr. Mudd and his spouse.

(4)	Mr. Blakely retired in January 2008 and is eligible to receive benefits under our supplemental pension plans and the Retirement Plan.

In 2007, we made revisions to our retirement program. The primary changes were to freeze, as of June 30, 2008, participation in our defined benefit pension plans, including our Retirement Plan, Executive Pension Plan, Supplemental Pension Plan, and Supplemental Pension Plan of 2003 for employees who do not satisfy a Rule of 45 (that is, the sum of their age plus years of service is 45 or greater). Employees who are newly hired after December 31, 2007 and employees who do not satisfy the Rule of 45 will participate in an enhanced version of our Retirement Savings Plan (our 401(k) plan) rather than our defined benefit pension plans. Employees who do satisfy the Rule of 45 will continue to participate in our defined benefit pension plans. All of our named executives satisfy the Rule of 45 and thus are not affected by the changes to our plans.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executives in 2007, including compensation deferred under our Elective Deferred Compensation Plan II and our Performance Share Program.

Elective Deferred Compensation Plans.  Our Elective Deferred Compensation Plan II allows eligible employees, including our named executives, to defer up to 50% of their salary and up to 100% of their bonus to future years, as determined by the named executive. Deferred amounts are deemed to be invested in mutual funds or in an investment option with earnings benchmarked to our long-term borrowing rate, as designated by the participants. The deferred compensation plan is an unfunded plan. The Elective Deferred Compensation Plan II applies to compensation that is deferred after December 31, 2004.

The prior deferred compensation plan, the Elective Deferred Compensation Plan I, continues to operate for compensation deferred under that plan on or prior to December 31, 2004. Similar to the Elective Deferred Compensation Plan II, the Elective Deferred Compensation Plan I provides that deferred amounts are deemed to be invested in mutual funds or in an investment option with earnings benchmarked to our long-term borrowing rate, as designated by the participants, and is an unfunded plan.

Deferred Payments under Performance Share Program (PSP).  We adopted guidelines under our Stock Compensation Plan of 1993 that permit participants in the PSP to defer payment of their awards until a later date or a specified event such as retirement. Under these guidelines, participants can choose to have their deferred PSP payments converted into a hypothetical investment portfolio. This program has been frozen and no new deferrals can be made.

Nonqualified Deferred Compensation for 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year-End
Name of Executive	($)	($)	($)(1)	($)	($)

Daniel Mudd	—	—	—	—	—
Stephen Swad	—	—	—	—	—
Robert Blakely
Elective Deferred Compensation Plan II	$1,596,862 (2)	—	$108,695	—	$2,005,429 (3)
Robert Levin
Deferred PSP Payments	—	—	260,320	—	3,660,162
Peter Niculescu	—	—	—	—	—
Michael Williams
Elective Deferred Compensation Plan I	—	—	27,077	—	534,042
2001 Special Stock Award(4)	—	—	(22,826)	—	53,153

(1)	None of the earnings reported in this column are reported as compensation in the “Summary Compensation Table” because the earnings are neither above-market nor preferential.
(2)	This amount includes Mr. Blakely’s bonus of $1,290,575 reported under “Bonus” and “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” for 2006, net of amounts withheld for payment of taxes, and $325,000 reported as “Salary” in the “Summary Compensation Table” for 2007, which amounts were contributed to the Elective Deferred Compensation Plan II in 2007. This amount does not include Mr. Blakely’s bonus of $1,113,840 reported under “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” for 2007, which was contributed to the Elective Deferred Compensation Plan II in 2008. This amount also does not include $100,000 of Mr. Swad’s bonus reported under “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” for 2007, which was contributed to the Elective Deferred Compensation Plan II in 2008.
(3)	Includes $275,000 in salary reported in the “Summary Compensation Table” for 2006.
(4)	The Board previously approved a special stock award to officers for 2001 performance. On January 15, 2002, Mr. Williams deferred until retirement 1,142 shares he received in connection with this award. Aggregate earnings on these shares reflect dividends and changes in stock price. Mr. Williams’ number of shares has grown through the reinvestment of dividends to 1,329 shares as of December 31, 2007.

Potential Payments Upon Termination or Change-in-Control

The information below describes and quantifies certain compensation and benefits that would become payable under our existing employment agreements, plans, and arrangements if our named executives’ employment had terminated on December 31, 2007, taking into account each named executive’s compensation and service levels as of that date and based on a per share price of $39.98, which was the closing price of our common stock on December 31, 2007. We are not obligated to provide any additional compensation in connection with a change-in-control. The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances.

Employment Agreement with Daniel Mudd.  Mr. Mudd’s employment agreement provides for certain benefits upon the termination of his employment with us depending on the reason for his termination. These benefits are described in the following table.

Type of Termination	Payments

Without “Cause,” by Mr. Mudd For “Good Reason,” Serious Illness or Disability, or “Failure to Extend” the Employment Agreement

“Cause” means Mr. Mudd has: (a) materially harmed the company by, in connection with his service under his employment agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a grossly negligent manner, or (b) been convicted of, or pleaded nolo contendere with respect to, a felony.

“Good Reason” means (a) a material reduction by the company of Mr. Mudd’s authority or a material change in Mr. Mudd’s functions, duties or responsibilities that in any material way would cause Mr. Mudd’s position to become less important, (b) a reduction in Mr. Mudd’s base salary, (c) a requirement that Mr. Mudd report to anyone other than the Chairman of the Board of Directors, (d) a requirement by Fannie Mae that Mr. Mudd relocate his office outside of the Washington, DC area, or (e) a breach by the company of any material obligation under the employment agreement.

“Failure to Extend” means notification by the company that it does not desire to extend the term of the employment agreement (which expires December 31, 2009) or that it desires to do so only on terms in the aggregate that are materially less favorable to Mr. Mudd than those currently applicable.

— Accrued, but unpaid base salary.

— Base salary for two years (subject to offset for other employment or employer-provided disability payments in the event of termination due to serious illness or disability).

— Prorated annual bonus for the year of termination and all amounts payable (but unpaid) under the annual bonus plan with respect to any year ended on or prior to the termination date.

— Prorated PSP payment for any cycle in which at least 18 months have elapsed as of the date of termination and payment of all amounts payable (but unpaid) for completed cycles.

— Vesting of all shares of restricted stock, to the extent not already vested.

— Vesting of all options; options granted after the date of the employment agreement remain exercisable through the earlier of the remainder of the original exercise period and the third anniversary of the date of the termination.

— Upon a termination by Fannie Mae without Cause or by Mr. Mudd for Good Reason, continued medical and dental coverage for Mr. Mudd and his spouse and dependents (but in the case of Mr. Mudd’s dependents only for so long as they remain dependents or until age 21 if later), without premium payments by Mr. Mudd, for two years or if earlier, the date Mr. Mudd obtains comparable coverage through another employer.

Death or by Reason of Mr. Mudd’s Acceptance of an Appointment to a Senior Position in the U.S. Federal Government
— Same payments as above except (a) no salary severance, (b) no continued medical and dental coverage, and (c) in the case of termination due to acceptance of a governmental position, no accelerated vesting of options.

Type of Termination	Payments

“Retirement” or “Early Retirement”

“Retirement” means termination at or after age 65, under conditions entitling an eligible employee to an immediate annuity under the Fannie Mae Retirement Plan.

“Early Retirement” means termination at or after age 60, but before age 65, with five or more years of service, or at an earlier age only if permitted by the Compensation Committee in its sole discretion

— Accrued, but unpaid base salary.

— Prorated PSP payment for any cycle in which at least 18 months have elapsed as of the date of termination and payment of all amounts payable (but unpaid) for completed cycles.

— In the case of Retirement, but not Early Retirement, vesting of all shares of restricted stock, to the extent not already vested. In the event of Early Retirement, we may in our discretion accelerate the vesting of shares of restricted stock.

— Vesting of all options; options granted after the date of the employment agreement will remain exercisable through the earlier of the remainder of the original exercise period and the third anniversary of the date of the termination.

For Cause or Voluntary Termination (other than for Good Reason or to Accept a Senior Position in the U.S. Federal Government)
— Accrued, but unpaid base salary.

— If termination is for Cause, Mr. Mudd would not be entitled to any amounts payable (but unpaid) under any bonus program or under any PSP award with respect to a performance cycle if the reason for such termination for Cause is substantially related to the earning of such bonus or to the performance over the performance cycle upon which the payment was based.

Mr. Mudd’s employment agreement also obligates him not to compete with us in the U.S., solicit any officer or employee of ours or our affiliates to terminate his or her relationship with us or to engage in prohibited competition, or to assist others to engage in activities in which Mr. Mudd would be prohibited from engaging, in each case for two years following termination. Mr. Mudd may request a waiver from these non-competition obligations, which the Board may grant if it determines in good faith that an activity proposed by Mr. Mudd would not prejudice our interests. Mr. Mudd’s employment agreement provides us with the right to seek and obtain injunctive relief from a court of competent jurisdiction to restrain Mr. Mudd from any actual or threatened breach of these obligations. Disputes arising under the employment agreement are to be resolved through arbitration, and we bear Mr. Mudd’s legal expenses unless he does not prevail. We also agreed to reimburse Mr. Mudd’s legal expenses incurred in connection with any subsequent negotiation, amendment, or discussion of his employment agreement and to reimburse him for a complete physical examination annually.

The following table quantifies the compensation that would have become payable to Mr. Mudd if his employment had terminated on December 31, 2007, given his compensation as of that date and based on the closing price of our common stock on that date, which was $39.98 per share. In the case of retirement, the table shows benefits that would have become payable if Mr. Mudd had reached age 60 with 5 years of service or age 65 with no service requirement; Mr. Mudd is currently 49.

Potential Payments to Mr. Mudd as of December 31, 2007

		Upon Non-Extension	Acceptance of
	Without Cause	of the Agreement,	Senior Position
	or for	Serious Illness	in U.S. Federal
Payment Type	Good Reason	or Disability	Government	Death	Retirement

Cash Severance	$1,980,000	$1,980,000	N/A	N/A	N/A
Cash Bonus(1)	2,227,500	2,227,500	$2,227,500	$2,227,500	$2,227,500
Accelerated Stock Awards(2)	13,150,581	13,150,581	13,150,581	13,150,581	13,150,581
Performance Share Program Award(3)	319,040	319,040	319,040	319,040	319,040
Medical Benefits(4)	34,779	N/A	N/A	N/A	N/A
Total(5)	17,711,900	17,677,121	15,697,121	15,697,121	15,697,121

(1)	The amounts of cash bonus shown assume that the Board would have determined to grant Mr. Mudd a cash bonus award under our annual incentive plan in the amount he actually received for 2007. In the case of retirement, Mr. Mudd’s employment agreement does not explicitly provide for a bonus. The amount shown for retirement assumes that the Board would have determined to pay Mr. Mudd a cash bonus award under our annual incentive plan based on his status as a retiree on December 31, 2007.

(2)	The value shown is for acceleration of shares of restricted stock. No value is shown for Mr. Mudd’s options subject to accelerated vesting because the exercise price of the options exceeded the closing price of our common stock on December 31, 2007. In the case of Early Retirement, acceleration of shares of restricted stock is subject to the discretion of the Board.

(3)	The reported amount is for payment under our performance share program for a performance period ending prior to 2007 that was unpaid as of December 31, 2007. These shares were paid in January 2008.

(4)	The amount shown assumes that Mr. Mudd would receive medical and dental coverage for two years after his termination of employment and is calculated using the assumptions used for financial reporting purposes under generally accepted accounting principles.

(5)	This table does not include Mr. Mudd’s pension benefits, which are included above in the “Pension Benefits for 2007” table.

Potential Severance Payments to Stephen M. Swad.  If we terminate Mr. Swad’s employment prior to the end of 2008 for reasons other than “cause,” he will receive severance benefits that include one year of salary, accelerated vesting of one cycle of any restricted stock or other stock-based award, and one year of subsidized medical and dental coverage. In addition, he will receive a 2008 annual incentive plan bonus, prorated based on the number of months he is employed during 2008. If Mr. Swad had been terminated for reasons other than for “cause” as of December 31, 2007, he would have been entitled to receive an aggregate cash severance payment of $1,742,000, representing one year of salary as of December 31, 2007 and 80% of the target award for his 2007 annual incentive plan bonus (reflecting corporate performance), accelerated vesting of 23,334 shares of restricted stock, and a subsidy for medical and dental coverage we estimate would have cost us approximately $12,620. Based on the closing price of our common stock on December 31, 2007, which was $39.98 per share, Mr. Swad’s benefits potential payments would total approximately $2,687,513.

Agreement with Robert Levin.  We have a letter agreement with Mr. Levin, dated June 19, 1990. The agreement provides that if he is terminated for reasons other than for “cause,” he will continue to receive his base salary for a period of 12 months from the date of termination and will continue to be covered by our life, medical, and long-term disability insurance plans for a 12-month period, or until re-employment that provides certain coverage for benefits, whichever occurs first. For the purpose of this agreement, “cause” means a termination based upon reasonable evidence that Mr. Levin has breached his duties as an officer by engaging in dishonest or fraudulent actions or willful misconduct. Any disability benefits that he receives during the

12-month period will reduce the amount otherwise payable by us, but only to the extent the benefits are attributable to payments made by us. If Mr. Levin had been terminated for reasons other than for “cause” as of December 31, 2007, he would have been entitled to receive an aggregate cash severance payment of $788,000 and medical, long-term disability, and life insurance coverage with premiums we estimate would have cost us approximately $45,940, for a total of $833,940.

Stock Compensation Plans, 2005 Performance Year Cash Awards and Performance Share Program

Death, Disability, and Retirement.  Under the Fannie Mae Stock Compensation Plan of 1993 and the 2003 Plan, stock options, restricted stock, and restricted stock units held by our employees, including our named executives, fully vest upon the employee’s death, disability or retirement. On these terminations, or if an option holder leaves after age 55 with at least 5 years of service, the option holder, or the holder’s estate in the case of death, can exercise any stock options until the initial expiration date of the stock option, which is generally 10 years after the date of grant. For these purposes, “retirement” generally means that the executive retires at or after age 60 with 5 years of service or age 65 (with no service requirement).

2005 Performance Year Cash Award.  In early 2006, our named executives, other than Mr. Mudd, received a portion of their long-term incentive stock awards for the 2005 performance year in the form of cash awards payable in four equal annual installments beginning in 2007. Under their terms, these cash awards are subject to accelerated payment at the same rate as restricted stock or restricted stock units and, accordingly, named executives would receive accelerated payment of the unpaid portions of this cash in the event of termination of employment by reason of death, disability, or retirement.

Performance Share Program.  Performance shares are contingent grants of our common stock that are paid out based on performance over three-year performance periods. In June 2007, our Board made a decision to pay awards under our performance share program for performance periods ending prior to 2007.

For each named executive, other than Mr. Mudd, the following table provides the value of the awards that would have vested or become payable if, as of December 31, 2007, the named executive had died, become disabled, or retired either (1) at or after age 60 if the named executive had at least five years of service or (2) at or after age 65 regardless of the executive’s length of service. Information about what Mr. Mudd would have been entitled to receive if he had died, become disabled, or retired as of December 31, 2007 appears in the “Potential Payments to Mr. Mudd as of December 31, 2007” table above.

Potential Payments under our Stock Compensation Plans, 2005 Performance Year Cash Awards and Performance Share Program as of December 31, 2007(1)

	Restricted Stock
	and Restricted		Performance
Name of Executive	Stock Units	Cash Award(2)	Shares(3)

Stephen Swad	$3,198,400	—	—
Robert Blakely	4,442,218	$1,242,203	—
Robert Levin	7,802,177	1,577,813	$303,528
Peter Niculescu	3,452,433	664,290	179,270
Michael Williams	6,057,010	1,242,203	222,889

(1)	The values reported in this table, except for the cash award, are based on a per share price of $39.98, which was the closing price of our common stock on December 31, 2007. No amounts are shown in the table for stock options because the exercise prices for options held by Mr. Levin, Mr. Niculescu, and Mr. Williams that would have vested exceed the closing price of our common stock on December 31, 2007. Mr. Blakely and Mr. Swad have never been awarded Fannie Mae stock options.

(2)	The reported amounts represent accelerated payment of cash awards made in early 2006 in connection with long-term incentive stock awards for the 2005 performance year.

(3)	The reported amounts are for payments under our performance share program for a performance period ending prior to 2007 that were unpaid as of December 31, 2007. These shares were paid in January 2008.

Life Insurance Benefits.  We currently have a practice of arranging for our officers, including our named executives, to purchase universal life insurance coverage at our expense, with death benefits of $5,000,000 for Mr. Mudd and $2,000,000 for our other named executives. The death benefit is reduced by 50% at the later of retirement, age 60, or 5 years from the date of enrollment. We provide the executives with an amount sufficient to pay the premiums for this coverage until but not beyond termination of employment, except in cases of retirement or disability, in which case we continue to make scheduled payments. Historically we also paid our named executives a tax “gross-up” to cover any related taxes, but these payments were eliminated as of January 1, 2008.

Annual Incentive Plan.  Under our Annual Incentive Plan, the Compensation Committee has discretion to award prorated bonuses to employees who retire before bonuses are paid. Mr. Blakely retired in January 2008 before bonuses for the 2007 performance year were paid, and the Compensation Committee determined that it was appropriate to pay him a cash bonus under the plan for 2007.

Retiree Medical Benefits.  We currently make certain retiree medical benefits available to our full-time salaried employees who retire and meet certain age and service requirements. We agreed that Mr. Blakely may participate in our retiree medical program as long as he remained employed until age 65, which he did.

Pension and Deferred Compensation Benefits.  Our named executives are also entitled to the benefits described above in “Pension Benefits” and “Nonqualified Deferred Compensation.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate estimated or actual fees for professional services provided by Deloitte & Touche LLP, including fees for the 2007 and 2006 audits.

	Fees for the Year Ended	Fees for the Year Ended
Description of Fees	December 31, 2007	December 31, 2006

Audit Fees	$47,000,000	$42,000,000
Audit-Related Fees(1)	2,300,000	192,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$49,300,000	$42,192,000

(1)	For 2007, consists of: (i) fees billed for attest-related services on securitization transactions, and (ii) reimbursement of costs associated with responding to subpoenas relating to Fannie Mae’s securities litigation. For 2006, consists of fees billed for attest-related services on securitization transactions.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm for the upcoming year. The independent registered public accounting firm and management are required to present reports on the nature of the services provided by the independent registered public accounting firm for the past year and the fees for such services, categorized into audit services, audit-related services, tax services, and other services. In addition, management and the independent registered public accounting firm are required to submit a list of proposed audit and permissible non-audit services and the estimated fees for such services for the upcoming year. The Audit Committee approves the audit and permissible non-audit services for the upcoming year. Pre-approval for services is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and authorized fees. In the event that the fees for pre-approved services during the year exceed the authorized fees by 20%, then the increased fees must be pre-approved by the Audit Committee.

The Audit Committee has delegated the authority to pre-approve any audit and permissible non-audit services and fee increases that arise during the year to its current Chair, Mr. Beresford, who is required to report any such pre-approvals at the next scheduled meeting of the Audit Committee.

In 2007, no fees were paid to the independent registered public accounting firm pursuant to the de minimis exception established by the SEC, and all services were pre-approved.